Exhibit 2.2
ASSET PURCHASE AGREEMENT
Among
Redley Company, Burris Run Company
and Red Clay Minerals,
Collectively as Seller,
and
Petrohawk Energy Corporation,
as Buyer
December 14, 2005

i

EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	Warranties Escrow Agreement

Exhibit B	Working Interest/Net Revenue Interest as to the Wells
Exhibit C	Permitted Encumbrances
Exhibit D	Assignment and Bill of Sale (Louisiana)
Exhibit E	Assignment and Bill of Sale (Non-Louisiana)
Exhibit F	Assumption Agreement
Exhibit G	Guaranty Agreement

Schedules
Schedule 1.6	Allocation of Purchase Price
Schedule 3.3	Conflicts as to the Sellers
Schedule 3.6	Violations of Laws
Schedule 3.7	Litigation
Schedule 3.8	Taxes
Schedule 3.10(a)	Material Contracts
Schedule 3.10(b)	Defaults Under Material Contracts
Schedule 3.10(c)	Alleged Defaults Under Material Contracts
Schedule 3.11	Payables
Schedule 3.12	No Suspense
Schedule 3.13	Imbalances
Schedule 3.14	Transfer Restrictions
Schedule 3.15	AFEs
Schedule 3.16	Equipment Condition
Schedule 3.17	Environmental Defects
Schedule 3.18	Licenses and Permits
Schedule 3.20	Title to Assets
Schedule 3.21	Operations
Schedule 3.22	P&A Obligations
Schedule 5.2	Conduct of Business

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of December 14, 2005, by and among Redley Company, a Delaware general partnership, Burris Run Company, a Delaware general partnership, and Red Clay Minerals, a Delaware general partnership (hereafter collectively referred to as “Seller”), and Petrohawk Energy Corporation, a Delaware corporation (“Buyer”).
RECITALS:
     WHEREAS, Seller desires to sell, and Buyer desires to purchase, certain assets of Seller; and
     WHEREAS, capitalized terms used but not otherwise defined shall have the meaning given such terms in Article XI;
     NOW, THEREFORE, in consideration of the premises, the respective representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the legal sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
PURCHASE AND SALE
     1.1 Agreement to Sell and to Purchase.
          (a) On the Closing Date, upon the terms and subject to the conditions contained herein, Seller shall transfer, sell, assign and convey to Buyer, and Buyer shall purchase from Seller, the Assets, and Buyer shall assume the Assumed Liabilities. The Excluded Assets are excluded from the terms of this Agreement and shall remain the sole property of Seller.
          (b) Subject to the conditions set forth in this Agreement, the closing of such sale and purchase (“Closing”) shall take place at the offices of Wiener, Weiss and Madison, A Professional Corporation, 333 Texas Street, Suite 2350, Shreveport, Louisiana, on January 6, 2006; provided, however, that Buyer shall have the right to extend (one or more times) the date for Closing to a date not later than February 10, 2006, by giving Seller written notice at least two (2) Business Days prior to the date then scheduled for Closing. Title to, ownership of and control over the Assets shall pass to Buyer at Closing. At the Closing, Seller and Buyer shall deliver the items set forth in Section 6.3 and Section 7.2, respectively. Wiener, Weiss and Madison, A Professional Corporation, shall serve as closing agent under this Agreement.
     1.2 Purchase Price and Deposit.
          (a) In consideration of the transfer to Buyer of the Assets, and in accordance with this Agreement, Buyer shall pay to Seller EIGHTY SIX MILLION SIX HUNDRED SEVENTY THOUSAND AND 00/100 DOLLARS ($86,670,000.00) (the “Purchase Price”), as adjusted pursuant to the terms of this Agreement, including without limitation Section 1.3, Section 1.4 and Section 1.5 hereof.

          (b) Concurrently with the execution of this Agreement, Buyer shall make a deposit with AmSouth Bank. (“Escrow Agent”) in the amount of Seven Million Five Hundred Thousand Dollars ($7,500,000), to be held by Escrow Agent as the “Deposit” pursuant to the terms of the Escrow Agreement and this Agreement. The Deposit shall be considered earnest money (as that term is defined in La. Civ. Code art. 2624), but as more specifically set forth hereinbelow. All fees payable to the Escrow Agent under the Escrow Agreement shall be borne and paid one-half by Buyer and one-half by Seller.
          (c) If the transactions contemplated by this Agreement are consummated, then the Deposit and any interest earned thereon shall be distributed to Seller and shall be considered as payment of a portion of the Purchase Price, and the Purchase Price payable by Buyer at Closing shall be reduced by the amount of the Deposit and any interest earned thereon.
          (d) If (i) all conditions precedent to the obligations of Buyer set forth in Article VI have been met and Seller is not in material breach of any provisions of this Agreement; and (ii) the transactions contemplated by this Agreement are not consummated solely because the conditions to Seller’s obligation to close set forth in Section 7.1 and Section 7.2 of this Agreement are not satisfied as of the Closing Date; then Seller shall have the option to terminate this Agreement pursuant to Section 10.1(c) and be paid the Deposit and any interest earned thereon as liquidated damages as its sole and exclusive remedy; and such payment to Seller shall constitute full and complete satisfaction of any and all damages Seller may have as a result of the transactions not being consummated in accordance with this Agreement. Seller and Buyer shall execute and deliver joint written instructions to the Escrow Agent to accomplish the foregoing.
          (e) If (i) all conditions precedent to the obligations of Seller set forth in Article VII have been met and Buyer is not in material breach of any provisions of this Agreement; and (ii) the transactions contemplated by this Agreement are not consummated solely because the conditions to Buyer’s obligation to close set forth in Section 6.2 and Section 6.3 of this Agreement are not satisfied as of the Closing Date or Seller has willfully and materially breached its covenants and agreements hereunder; then Buyer shall be entitled to terminate this Agreement pursuant to Section 10.1(b) and as its sole remedy have the Deposit, any interest earned thereon returned to Buyer, plus have Seller pay (and Seller shall be obligated to pay) to Buyer an additional amount equal to the Deposit; and such remedy shall constitute full and complete satisfaction of any and all damages Buyer may have as a result of the transactions not being consummated in accordance with this Agreement.
          (f) If this Agreement is terminated under any circumstance other than as described in Section 1.2(d) or Section 1.2(e), then Buyer shall be entitled to the delivery of the Deposit and any interest earned thereon, free of any claims by Seller with respect thereto. In such event, Seller and Buyer shall execute and deliver joint written instructions to the Escrow Agent to accomplish the foregoing. Buyer and Seller shall thereupon have the rights and obligations set forth in Section 10.2.
          (g) At Closing, Buyer shall deliver to Escrow Agent in cash in immediately available funds by wire transfer (a) the Purchase Price, adjusted as set forth in Section 1.3 and Section 1.4, less the Deposit (and any interest earned thereon) and less the Warranties Escrow and the Title/Environmental Escrow, to be disbursed at Closing to Seller, (b) the Warranties Escrow for the Escrow Agent to hold pursuant to this Agreement and the Post-Closing Escrow Agreement; and (c) the Title/Environmental Escrow for the Escrow Agent to hold pursuant to this Agreement and the Title/Environmental Escrow Agreement.
     1.3 Agreed Adjustments to Purchase Price. The Purchase Price shall be adjusted as follows:
          (a) The Purchase Price shall be adjusted upward by the following:
               (i) the value of all Hydrocarbons in storage or in transit owned by Seller above the pipeline connection at the Effective Time, and not previously sold by Seller, that is credited to Seller, such value to be the contract price, or if no contract is in effect, the actual sales price, less severance and production taxes or gravity adjustments deducted by the purchaser of such oil or other liquids;
               (ii) an amount equal to all proceeds (net of royalty and Taxes not otherwise accounted for hereunder) received by Buyer from the sale of all Hydrocarbons produced from or credited to the Assets prior to the Effective Time;
               (iii) an amount equal to all direct and actual expenses attributable to the Assets including, without limitation, the Property Expenses, incurred and paid by Seller that are attributable to the period of time after the Effective Time;
               (iv) to the extent not covered in the preceding paragraph, an amount equal to all prepaid expenses attributable to the Assets after the Effective Time that were paid by or on behalf of Seller including, without limitation, prepaid drilling and/or completion costs, applicable insurance costs, and prepaid utility charges; and
               (v) any other amount agreed upon by Buyer and Seller.
          (b) The Purchase Price shall be adjusted downward by the following:
               (i) proceeds received and retained by Seller (net of applicable Taxes and royalties and overriding royalties, if royalties and Taxes are retained and distributed by Seller) that are attributable to production from the Assets after the Effective Time;
               (ii) the amount of all direct and actual expenses attributable to the Assets including, without limitation, the Property Expenses, that remain unpaid by Seller, or that have been paid by Buyer, that are attributable to the period of time prior to the Effective Time;
               (iii) any adjustment agreed upon by Seller and Buyer, or determined by the Consultant, pursuant to Section 6.1;
               (iv) any adjustments agreed upon by Seller and Buyer, or determined by the Title/Environmental Expert, pursuant to Section 2.5;

               (v) any amount paid to Buyers by the Escrow Agent out of the Title/Environmental Escrow pursuant to Section 2.5(c) to the extent not already accounted for pursuant to item (vii) above; and
               (vi) any other amounts agreed upon by Buyer and Seller.
     1.4 Adjustments to Purchase Price at Closing. On or before five (5) Business Days prior to the Closing, Seller will prepare and deliver to Buyer, in accordance with the provisions of this Agreement, a proposed statement (the “Closing Adjustments Statement”) setting forth each adjustment to the Purchase Price required under this Agreement and showing the calculation of adjustments, as estimated in good faith by Seller, required pursuant to Section 1.3. In preparing the Closing Adjustments Statement, Seller shall communicate with Buyer and provide underlying data to Buyer relating to the Closing Adjustments Statement. Within three (3) Business Days of receipt of the Closing Adjustments Statement, Buyer will deliver to Seller a written report containing any proposed changes, together with an explanation of each change that Buyer proposes to be made to the Closing Adjustments Statement. The Closing Adjustments Statement, as mutually agreed upon by the parties, will be used to adjust the Purchase Price at Closing, provided if no agreement can be reached, Seller’s adjusted Closing Adjustments Statement shall be used for Closing, subject to further adjustment as provided in paragraph 1.5 below.
1.5 Post-Closing Adjustment to Purchase Price; Final Settlement.
          (a) Determination of Adjustment. Except with respect to adjustments to the Purchase Price for indemnification payments pursuant to Article VIII, within one hundred twenty (120) days after the Closing Date, Buyer will prepare and deliver to Seller, in accordance with this Agreement, a proposed statement (the “Final Adjustments Statement”) setting forth each adjustment to the Purchase Price required under this Agreement and showing the calculation of such adjustments and the resulting final Purchase Price (as set forth in the Final Adjustments Statement or otherwise determined pursuant to this Section 1.5, the “Final Price”). As soon as practicable, and in any event within thirty (30) days after receipt of the preliminary Final Adjustments Statement, Seller shall return a written report containing any proposed changes to the preliminary Final Adjustments Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”). If the Final Price set forth in the Final Adjustments Statement is mutually agreed upon by Seller and Buyer, the Final Adjustments Statement and the Final Price, as mutually agreed upon by Seller and Buyer, shall be final and binding on the parties hereto. Failure of Seller to timely respond in writing to the Final Adjustments Statement shall be deemed to constitute Seller’s agreement to such statement and the Final Price.
          (b) Disputes . If Seller and Buyer are unable to resolve the matters addressed in the Dispute Notice, each of Buyer and Seller shall within three (3) Business Days after the delivery of such Dispute Notice, summarize its position with regard to such dispute in a written document of twenty-five pages or less and submit such summaries to the Shreveport, Louisiana office of KPMG, or such other party as the parties may mutually select (the “Accounting Arbitrator”), together with the Dispute Notice, the Final Adjustments Statement and any other documentation such party may desire to submit. Within twenty (20) Business Days after receiving the parties’ respective submissions but in no event later than three (3) days prior to the

Final Settlement Date (defined below), the Accounting Arbitrator shall render in writing a decision choosing either Seller’s position or Buyer’s position or a position in between those (but in no event higher or lower than the amounts proposed in the Final Adjustments Statement or the Dispute Notice) with respect to each matter addressed in any Dispute Notice, based on the materials described above and based upon the books and records of Seller, and the Accounting Arbitrator shall deliver to Seller and Buyer with such decision the calculation of the Final Price based on such decision. Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on Seller and Buyer and will be enforceable against any of the parties in any court of competent jurisdiction. The fees of the Accounting Arbitrator shall be borne and paid one-half by Seller and one-half by Buyer.
          (c) Payment of Final Settlement. Any difference in the Purchase Price as paid at Closing pursuant to the Closing Adjustments Statement and the Final Price as determined pursuant to Subsections (a) and (b) above shall be paid (the “Final Payment”) one hundred eighty (180) days after the Closing Date or the next Business Day if such date is not a Business Day (the “Final Settlement Date”) by wire transfer or other immediately available funds to Escrow Agent, with such payments to be disbursed by Escrow Agent to Buyer or Seller, as applicable.
     1.6 Allocation of the Purchase Price. The Purchase Price shall be allocated among the Assets as set forth in Schedule 1.6. Buyer and Seller shall not take any position on their respective income tax returns that is inconsistent with the allocation of the Purchase Price as agreed to in Schedule 1.6 or as adjusted as a result of a subsequent increase or decrease in the Purchase Price.
ARTICLE II
ACCESS, CERTAIN ACKNOWLEDGEMENTS, DISCLAIMERS AND
REMEDIES FOR TITLE DEFECTS
     2.1 Access.
          (a) From and after the date hereof and up to and including the Closing Date (or earlier termination of this Agreement) but subject to the other provisions of this Section 2.1 and obtaining any required consents of Third-Parties, including Third-Party operators of the Assets (with respect to which consents Seller shall use commercially reasonable efforts to obtain), Seller shall afford to Buyer and its officers, employees, agents, accountants, attorneys, investment bankers and other authorized representatives (“Buyer’s Representatives”) full access during normal business hours to the Assets and all Records and other documents in the possession of Seller relating to the Assets. Seller shall also make available to Buyer and Buyer’s Representatives, upon reasonable notice during normal business hours, Seller’s officers and employees having personal knowledgeable with respect to the Assets in order that Buyer may make such due diligence investigation as Buyer considers necessary or appropriate. All investigations and due diligence conducted by Buyer or any Buyer’s Representative shall be conducted at Buyer’s sole cost and expense and any conclusions made from any examination done by Buyer or any Buyer’s Representative shall result from Buyer’s own independent review and judgment.

          (b) Buyer shall be entitled to conduct a Phase I environmental property assessment with respect to the Assets that satisfies the basic assessment requirements set forth under the current American Society for Testing and Material Standard Practice for Phase I environmental property assessments (Designation E1527-00) but, except as set forth below in this Section 2.1, such Phase I environmental property assessment shall not include on-site testing of any non-scope issues as such issues are described in Article 12 of such Standard Practice. Seller or its designee shall have the right to accompany Buyer and Buyer’s Representatives whenever they are on site on Assets and also to collect split test samples if any are collected. Notwithstanding anything herein to the contrary, Buyer shall not have access to, and shall not be permitted to conduct any environmental due diligence (including any Phase I environmental property assessments) with respect to any Assets where Seller does not have the authority to grant access for such due diligence (provided, however, Seller shall use commercially reasonable efforts to obtain permission from any Third Party to allow Buyer and Buyer’s Representatives such access). In the event that Buyer’s Phase I environmental property assessments identify actual or potential “recognized environmental concerns,” then Buyer may request Seller’s consent to conduct additional Phase II environmental property assessments, which consent shall not be unreasonably withheld. The additional Phase II environmental property assessment procedures relating to any additional investigation shall be submitted to Seller in a Phase II environmental property assessment plan, and shall be reasonable based on the recognized environmental concerns identified by the Phase I assessment. Thereafter, Seller may, in its reasonable discretion, approve said Phase II environmental property assessment plan, in whole or in part, and Buyer shall not have the right to conduct any activities set forth in such plan until such time that Seller has approved such plan in writing, provided, however, if such plan is not approved, Buyer may terminate this Agreement and such termination shall be considered a termination by mutual consent under Section 10.1 (a) of this Agreement. Any such approved Phase II environmental property assessment plan shall be performed in accordance with this Section 2.1 and in compliance with all Laws.
          (c) Buyer shall coordinate its environmental property assessments and physical inspections of the Assets to minimize any inconvenience to or interruption of the conduct of business by Seller, the other operators and co-owners of the Assets, and surface owners. Buyer shall abide by Seller’s and any Third Party operator’s safety rules, regulations, and operating policies while conducting its due diligence evaluation of the Assets, including any environmental or other inspection or assessment of the Assets. Buyer hereby agrees to defend, indemnify and hold each of Seller Group, Seller and the surface owners, operators and working interest owners of the Assets, and their owners, officers, directors, partners, employees, agents and representatives, successors and assigns, harmless from and against any and all Losses arising out of, resulting from or relating to any field visit, environmental property assessment, or other due diligence activity conducted by Buyer or any Buyer’s Representative with respect to the Assets, even if such Losses arise out of or result from the sole, active, passive, concurrent or comparative negligence, strict liability or other fault or violation of Law of or by Seller, excepting only Losses actually resulting on the account of the gross negligence or willful misconduct of a member of Seller Group.
          (d) Buyer agrees to promptly provide Seller, but in no event more than five (5) days after receipt or creation, copies of all final reports and test results, prepared by Buyer and/or any of Buyer’s Representatives and which contain data collected or generated from

Buyer’s due diligence with respect to the Assets. Seller shall not be deemed by its receipt of said documents or otherwise to have made any representation or warranty, expressed, implied or statutory, as to the condition of the Assets or to the accuracy of said documents or the information contained therein.
          (e) Upon completion of Buyer’s due diligence, Buyer shall at its sole cost and expense and without any cost or expense to Seller or its Affiliates (i) close all bore holes from its environmental property assessment and any approved work with respect to a Phase II environmental property assessment in accordance with recognized industry standards, (ii) repair all damage done to the Assets in connection with Buyer’s due diligence, (iii) restore the Assets to the approximate same or better condition than it was prior to commencement of Buyer’s due diligence, and (iv) remove all equipment, tools or other property brought onto the Assets in connection with Buyer’s due diligence. Any disturbance to the Assets (including, without limitation, the real property associated with such Assets) resulting from Buyer’s due diligence will be promptly corrected by Buyer.
          (f) During all periods that Buyer, and/or any of Buyer’s Representatives are on the Assets, Buyer shall maintain, at its sole expense and with its current insurers, policies of insurance of the types and in the amounts that exist under Buyer’s current policies. Upon request by Seller, Buyer shall provide evidence of such insurance to Seller prior to entering upon the Assets.
     2.2 Produced Materials and Wastes. Buyer acknowledges that the Assets have been utilized for the purposes of exploration, development and production of oil, gas and other minerals. Hazardous materials and waste materials therefrom, including, without limitation, asbestos, crude oil, and gases with associated wastes and chemicals, produced water and injected waters with associated chemicals, compounds and by-products and drilling fluids and associated chemicals, compounds and drill cuttings, paints, solvents and other chemicals may have been spilled or disposed of on-site or off-site through methods such as, but not limited to, pit closures, burial, line or well failures, land farming, land spreading, surface pits, underground injection and other releases. Buyer acknowledges that such activities may have produced conditions regarded as environmentally adverse. In addition, some production equipment may contain asbestos or naturally occurring radioactive material (hereinafter referred to as “NORM”). In this regard, Buyer expressly understands and agrees that NORM may affix or attach itself to the inside of wells, materials and equipment as scale or in other forms, and that said wells, materials and equipment located on the properties may contain NORM and that NORM-containing material may be buried or otherwise disposed of on the properties. Further, Buyer acknowledges that, as a result of the historic operations of the Assets, NORM may be present in air, water or soil on or near the sites and that Seller may be unaware of the presence of some or all of such NORM. Effective upon the Closing, Buyer hereby releases, and shall defend, indemnify and hold harmless, each member of the Seller Group from any liability with respect to any adverse environmental condition related to or arising out of the ownership or operation at any time of the Assets after the Effective Time, including, without limitation, any and all Environmental Defects and Environmental Claims. Buyer agrees that after the Closing it shall store, transport, dispose of, discharge, remediate and otherwise handle all waste (including but not limited to produced water, crude oil, drilling fluids, NORM, solvents, asbestos and other waste) generated in connection with the ownership or operation of the Assets in accordance with all applicable Laws.

     2.3 Acknowledgment of Responsibility.
          (a) Buyer acknowledges Buyer’s responsibilities following Closing, and hereby agrees, following Closing, to plug and abandon each and every well included in the Assets and to reclaim and remediate the Assets in accordance with applicable Laws and as may be required under any Lease, Contract or other agreement affecting the Assets (whether or not the plugging or reclamation obligation arose or relates to periods of time prior to or after the Effective Time).
          (b) Except to the extent (and only to the extent) that Seller is obligated to indemnify the Buyer Group pursuant to Section 8.2, and except as set forth in Section 1.5, Buyer expressly acknowledges that Buyer is responsible, and none of Buyer or its Affiliates shall have recourse against any member of the Seller Group, for the debts, liabilities, commitments, duties and obligations arising under, related to, or in connection with the ownership, operation or use of the Assets, and whether or not such debts, liabilities, commitments, duties or obligations arise or relate to periods of time prior to or after the Effective Time.
     2.4 Disclaimers. Buyer acknowledges and agrees that, except as otherwise expressly set forth in Article III of this Agreement, none of Seller or any Affiliate of Seller makes any representation or warranty, express, statutory, implied or otherwise with respect to the Assets. Except as otherwise expressly set forth in Article III of this Agreement, Seller, for itself and its Affiliates, hereby expressly disclaims any and all representations and warranties associated with the Assets, express, statutory, implied or otherwise, including any representation or warranty regarding: (a) title to the Assets, (b) costs, expenses, revenues, receipts, accounts receivable or accounts payable associated with the Assets, (c) contractual, economic or financial information associated with the Assets, (d) the continued financial viability or productivity of the Assets, or transportability of product, (e) the environmental or physical condition of the Assets, (f) federal, state, local or tribal income or other Tax consequences associated with the Assets, (g) the absence of redhibitory, patent or latent defects, (h) the state of repair of the Assets, (i) any warranty regarding merchantability or conformity to models, (j) any rights of any member of Buyer Group under appropriate Laws to claim diminution of consideration or return of the purchase price, (k) any warranty of freedom from patent, copyright or trademark infringement, (l) warranties existing under applicable Law now or hereafter in effect, (m) any warranty regarding fitness for a particular purpose, (n) production rates, recompletion opportunities, decline rates, gas balancing information or the quality, quantity or volume of the reserves of Hydrocarbons, if any, attributable to the Assets, or (o) the quality, accuracy, completeness or materiality of the information, data and materials furnished (whether electronically, orally, by video, in writing, by compact disk, or in any other medium, at the offices of Seller, in any data room or otherwise) at any time to Buyer Group associated with transactions contemplated by this Agreement, including, without limitation, information, data or materials regarding items (a) through (n) of this Section 2.4.
     2.5 Title and Environmental Matters.
          (a) After the execution hereof, Buyer shall have the right to conduct such title examination of the Assets as Buyer deems necessary or appropriate. If Buyer determines in good faith that any Title Defect and/or Environmental Defect exists, then Buyer may give Seller written notice on or prior to the Defect Notice Date of any claimed Title Defect and/or Environmental Defect (each such Title Defect and/or Environmental Defect is referred to as a “Pre-Closing Title/Environmental Defect”). To be effective, each such notice shall set forth (a) a description of the matter constituting the claimed Pre-Closing Title/Environmental Defect, and (b) the proposed Purchase Price reduction for the cost of curing the Pre-Closing Title/Environmental Defect in question. Seller shall have the right, but not the obligation, to cure any claimed Pre-Closing Title/Environmental Defect on or before Closing. The parties shall reduce the Purchase Price to reflect the mutually agreed upon estimated cost of curing all Pre-Closing Title/Environmental Defects not cured by Seller prior to Closing (or if no cure is possible, the mutually agreed upon diminution of the value of the affected Assets from the Allocated Value of such Asset); provided, however, that if the estimated costs to cure such Pre-Closing Title/Environmental Defects and/or diminution in the value in the aggregate exceed the Materiality Threshold, either Buyer or Seller may terminate this Agreement by giving notice to the other party prior to Closing; further provided, however, that Buyer shall have until Closing to notify Seller that it waives such amount which exceeds the Materiality Threshold and in such event Seller will no longer have an option to terminate. Notwithstanding anything herein to the contrary, no adjustment to the Purchase Price for any Pre-Closing Title/Environmental Defects will be made unless the aggregate adjustments for all Pre-Closing Title/Environmental Defects exceeds $750,000 (the “Title/Environmental Threshold”), but if such Title/Environmental Threshold is met, the adjustment to the Purchase Price for such Pre-Closing Title/Environmental Defects shall be from the first dollar of such defects.
          (b) If Seller and Buyer cannot agree on the existence of a Pre-Closing Title/Environmental Defect or the adjustment, if any, therefor on or before five (5) days prior to Closing, , then the dispute will be submitted to a title attorney selected by Seller and Buyer (such title attorney hereinafter, the “Title/Environmental Expert”). The Title/Environmental Expert will have expertise in title matters in Louisiana and the costs of the Title/Environmental Expert will be borne and paid one-half by Seller and one-half by Buyer. The Title/Environmental Expert may engage the assistance of an environmental consultant to assist in evaluating any environmental issues; and the cost of such consultant shall be borne and paid one-half by Seller and one-half by Buyer. Seller and Buyer will each present the Title/Environmental Expert a written statement of its position on the defect and/or adjustment in question not later than the third (3rd) day after the dispute has been submitted to the Title/Environmental Expert. By the third (3rd) day following the submission of a matter to the Title/Environmental Expert, the Title/Environmental Expert shall make a determination of the dispute, choosing either Seller’s position or Buyer’s position with respect to each Pre-Closing Title/Environmental Defect, and issuing a final calculation of the purchase price reduction for all such defects; provided, however, that the Title/Environmental Expert’s Purchase Price reduction shall not be higher than Buyer’s originally proposed Purchase Price reduction. The decision of the Title/Environmental Expert will be final, conclusive and binding on Seller and Buyer and will be enforceable against any of the parties in any court of competent jurisdiction.
          (c) In addition to the procedures set forth in (a) and (b) above, Buyer and Seller may agree to have any one or more uncured Pre-Closing Title/Environmental Defect be subject to the provisions of this Section 2.5(c). If such election is made, then the portion of the Purchase Price equal to the value of the Pre-Closing Title/Environmental Defect (as determined in (a) and (b) above) (the “Title/Environmental Escrow”) shall be paid over to the Escrow Agent and shall be subject to the Title/Environmental Escrow Agreement. Such amount shall no longer be considered a Pre-Closing Title/Environmental Defect for purposes of the Materiality Threshold and shall be thereafter referred to as a “Post-Closing Defect.” Seller shall use reasonable efforts to cure all Post-Closing Defects as quickly as possible. Buyer shall use reasonable efforts (including, without limitation, promptly giving consents when necessary or desirable and entering into reasonable agreements curing such defects, including, without limitation, commingling agreements customary in the field in question) to assist Seller in curing such defects.
     The Title/Environmental Escrow Agreement shall provide that on the earlier of (i) the satisfaction of (i) the satisfaction of Post-Closing Defects comprising 50% of the Title/Environmental Escrow, as determined by Buyer in its reasonable discretion, or (ii) the thirtieth (30th) day following the Closing Date (the “Interim Release Date”), Buyer and Seller shall instruct the Title/Environmental Escrow Agent to release from the escrow such portion of the Title/Environmental Escrow that is attributable to Post-Closing Defects that have been cured. Seller shall have until 150 days from Closing (the “Final Release Date”) to attempt to cure all Post-Closing Defects. The value of any remaining Post Closing Defects (and a determination of the amount of the Title/Environmental Escrow to be released to each of Seller and Buyer) shall be resolved by using the procedures set forth in this Section 2.5 for valuing Pre-Closing Title/Environmental Defects. Such amounts shall be paid to Buyer or Seller, as the case may be, promptly after the Final Release Date. Interest earned on the principal amount of the Post-Title/Environmental Escrow shall be distributed to the party that receives the principal upon which the interest is earned. The Escrow Agent’s fees under the Title/Environmental Escrow Agreement shall be paid one-half by Buyer and one-half by Seller.
          (d) Except for Buyer’s remedies under this Agreement for a breach of Seller’s representation contained in Section 3.19, the Purchase Price adjustment mechanism set forth in this Section 2.5 shall be the exclusive remedy for Buyer and its Affiliates with respect to any Title Defects and/or Environmental Defects, including Post-Closing Defects. Any Title Defect and/or Environmental Defect for which Buyer does not notify Seller on or prior to the Defect Notice Date shall be deemed and is hereby waived by Buyer on its own behalf and on behalf of its Affiliates. Nothing contained in this Section 2.5 shall be construed to be a waiver or release by Buyer or its Affiliates of Buyer’s remedies for a breach by Seller of the representations contained in Section 3.19.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
AS TO SELLER AND THE ASSETS
     Each entity of those that are herein collectively referred to as Seller hereby represents and warrant to Buyer as follows:
     3.1 Organizational Matters. Seller is a general partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware, with full power to carry on its business as it is conducted, and to own, lease and operate its assets. Seller is duly authorized to do business and is in good standing in such other jurisdictions in which Seller is required to be so authorized. The Organizational Documents of Seller furnished to Buyer for review are accurate and complete.
     3.2 Authorization; Validity of Agreement. Seller has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the consummation by the Seller of the transactions contemplated herein have been duly authorized by the partners of the Seller in accordance with Delaware law. No other partnership proceedings on the part of the Seller are necessary to authorize the execution, delivery and performance of this Agreement by the Seller and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller, and assuming due authorization, execution and delivery of this Agreement by Buyer, is a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforcement may be subject to or limited by (i) bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the effect of general principles of equity.
     3.3 Conflicts. Subject to the receipt of all Third Party Consents and except as set forth in Schedule 3.3, the execution, delivery and performance by Seller of this Agreement and each other agreement or instrument to which it is a party executed in connection herewith or delivered pursuant hereto and the consummation of the transactions contemplated herein and therein will not, with or without the giving of notice or the passage of time, or both, (a) conflict with, or result in a violation or breach of, right to accelerate or loss of rights under, or result in the creation of any Encumbrance under or pursuant to, any provision of (i) the Organizational Documents of Seller, (ii) any franchise, mortgage, deed of trust, lease, license, Permit, instrument, agreement, consent, approval, waiver or understanding to which Seller is a party or by which Seller may be bound or affected or (iii) any Law or any order, judgment, writ, injunction or decree to which Seller is a party or by which Seller may be bound or affected, or (b) require the approval, consent or authorization of, prior notice to or filing or registration with, any Governmental Entity or any other Person, except in the case of clauses (a)(ii), (a)(iii) and (b) above, where such conflicts, violations, breaches, acceleration, loss of rights, Encumbrance or failure to obtain approvals, consents, authorizations or give notice or file or register would not have a Material Adverse Effect on the Assets.
     3.4 Bankruptcy. There are no bankruptcy, reorganization, or arrangement proceedings pending, being contemplated by, or threatened against Seller.
     3.5 Foreign Person. Seller is not a “foreign person” within the meaning of Section 1445(b)(2) of the Code.
     3.6 Violations of Laws. Except as set forth in Schedule 3.6, to Seller’s Knowledge, there exist no violations by Seller of any applicable Laws. This Section 3.6 does not cover or include any matters with respect to Environmental Laws (such matters being addressed exclusively in Section 3.17).
     3.7 Litigation. Except as set forth in Schedule 3.7, there is no written claim, suit, action, investigation or other proceeding (including any arbitration proceeding) pending, or to

Seller’s Knowledge, threatened, by or before any Governmental Entity, against Seller or any of the Assets.
     3.8 Taxes. Except as set forth in Schedule 3.8, all Taxes related to taxable periods or portions thereof ending prior to or on the Closing Date, including without limitation governmental charges, assessments and required contributions of Seller with respect to its business that may result in the filing of a lien on the Assets or that may result in the imposition of transferee or other liability on Buyer for the payment of such Taxes, have been accurately recorded and duly paid, collected or withheld and remitted to the appropriate governmental agency, except for current Taxes not due and payable prior to or on the Closing Date (such Taxes to be paid when due by Buyer in accordance with Section 5.8 hereof).
     3.9 Leases. To Seller’s Knowledge, Seller has not received notice of and is not aware of any material default under the terms and provisions of the Leases. To Seller’s Knowledge, the Leases have produced continuously, and in paying quantities (or otherwise maintained by drilling operations, payment of delay rentals or shut-in royalties), for the respective periods of time, for each Lease, since such Lease was acquired.
     3.10 Contracts.
          (a) Excluding any Leases and Contracts contemplated by actions taken as permitted under Section 5.2, Schedule 3.10(a) contains a complete list, and Seller has made available to Buyer in the office of Seller true and complete copies, of all Contracts of the type described below to which Seller is a party, together with all amendments of such Contracts (collectively, all of such contracts, the “Material Contracts”):
               (i) any Contract that can reasonably be expected to result in aggregate payments by Seller of more than Two Hundred Fifty Thousand Dollars ($250,000) during the current or any subsequent fiscal year (based solely on the terms thereof and without regard to any expected increase in volumes or revenues);
               (ii) any Contract that can reasonably be expected to result in aggregate revenues to Seller of more than Two Hundred Fifty Thousand Dollars ($250,000) during the current or any subsequent fiscal year (based solely on the terms thereof and without regard to any expected increase in volumes or revenues);
               (iii) any indenture, mortgage, loan, note, credit or sale-leaseback or similar Contract to which Seller is bound or to which the Assets are subject (whether Seller is the borrower, lender or guarantor) and all related security agreements or similar agreements associated therewith;
               (iv) any Contract that constitutes a lease (other than an oil and gas lease or similar lease), under which Seller is the lessor or the lessee of real or personal property which lease (A) cannot be terminated by Seller without penalty upon sixty (60) days or less notice and (B) involves an annual base rental of more than Two Hundred Fifty Thousand Dollars ($250,000);

               (v) any Contract pending for the acquisition or disposition, directly or indirectly (by merger or otherwise), of the Assets with a value in excess of One Hundred Thousand Dollars ($100,000) (other than inventory or sales of Hydrocarbons);
               (vi) any Contract granting any power of attorney with respect to the Assets; and
               (vii) any contract which is an exploration agreement, area of mutual interest agreement, farm-out agreement or farm-in agreement and which relates to the Assets.
          (b) Except as set forth in Schedule 3.10(b), there exist no defaults under the Material Contracts by Seller or, to Seller’s Knowledge, by any other Person that is a party to such Material Contracts, and no event has occurred that (with or without notice or lapse of time) would constitute any default under any such Material Contract by Seller or, to Seller’s Knowledge, any other Person who is a party to such Material Contract.
          (c) Except as set forth in Schedule 3.9(c), Seller has not received from any other Person any written notice regarding an alleged default under any Material Contract.
          (d) The Material Contracts relating to the sale or purchase of products or services by Seller have been entered into without any consideration having been paid or promised that would be in violation of any Law.
     3.11 Payables. Except as set forth in Schedule 3.11 and except for revenues held in suspense that are not material, all oil and gas production proceeds payable by Seller to others from the Assets have been paid in accordance with all of the terms and conditions of the applicable Leases and other applicable instruments. To the Knowledge of Seller, there are no outstanding, unpaid bills or claims for the furnishing labor, materials and/or services for work upon and in the operations of the Assets other than for such labor, materials and/or services for which no bill (or invoice) has been received or for which such payment is not yet due in the ordinary course of Seller’s businesses.
     3.12 No Suspense. Except as set forth in Schedule 3.12, to Seller’s Knowledge, proceeds from the sale of all oil, condensate and gas produced from the Assets are being received by Seller in a timely manner and are not being held in suspense for any reason.
     3.13 Imbalances. Except as set forth in Schedule 3.13, there exists no imbalance regarding production taken or marketed from any Lease, nor any unsettled pipeline imbalance, which could result in (a) a portion of Seller’s interest in production therefrom (in the case of any Lease) to be taken or delivered after the Closing Date without Seller receiving payment therefor and at the price Seller would have received absent such imbalance; (b) Seller being obligated to make payment to any Person as a result of such imbalance; or (c) production being shut-in or curtailed after the Closing Date due to non-compliance with allowables, production quotas, proration rules, or similar orders or regulations of Governmental Entities; and Buyer will not be obligated, by virtue of any prepayment arrangement, take-or-pay agreement, or similar arrangement arising by, through or under Seller, to deliver hydrocarbons produced from the Assets at some future time without then receiving full payment therefor.

     3.14 Transfer Restrictions. Except as set forth in Schedule 3.14, there are no preferential rights of purchase, rights of first refusal or similar rights, or consents to assign in favor of Third Parties with respect to any of the Assets that are applicable to the transactions contemplated hereby, including the consummation of such transactions.
     3.15 AFEs. Except as disclosed in Schedule 3.15, to Seller’s Knowledge, there are no outstanding authorities for expenditures as of the date of this Agreement with respect to the Assets that are in excess of Fifty Thousand Dollars ($50,000).
     3.16 Equipment Condition. Except as set forth in Schedule 3.16, to Seller’s Knowledge, all of the personal property, fixtures, equipment, and improvements included in the Assets are in compliance with all applicable Laws and are in a condition adequate for the uses to which they are being put, except where any non-compliance and/or inadequate condition would not have a Material Adverse Effect on the Assets.
     3.17 Environmental.
          (a) Except as set forth in Schedule 3.17, to Seller’s Knowledge, the Assets are free of any Environmental Defect, except where any such Environmental Defect, individually or in the aggregate with other Environmental Defects, would not have a Material Adverse Effect on the Assets.
          (b) With respect to the Assets, Seller has not entered into, or is not subject to, any agreements, consents, orders, decrees, judgments, licenses or permit conditions, or other directives of Governmental Entities in existence at this time based on any Environmental Laws that relate to the future use of the Assets and that require any change in the present conditions of any of the Assets.
          (c) Except as set forth in Schedule 3.17, Seller has not received written notice from any Person of any release, disposal, event, condition, circumstance, activity, practice or incident concerning any land, facility, asset or property that: (i) interferes with or prevents compliance with any Environmental Law or the terms of any license or permit issued pursuant thereto or (ii) gives rise to or results in any liability to any Person.
     3.18 Licenses and Permits.
          (a) Except as set forth in Schedule 3.18, to Seller’s Knowledge, Seller or the operators of the Assets hold all Permits necessary to carry on operations connected with the Assets as currently conducted.
          (b) Except as set forth in Schedule 3.18, to Seller’s Knowledge, Seller is in compliance with the terms, provisions and conditions of each of the Permits of Seller, except where the failure to be in compliance would not have a Material Adverse Effect on the Assets.
          (c) Seller has made available to Buyer in the offices of Seller true and complete copies of (i) all material Permits of Seller and (ii) any and all pending applications of additional Permits that have been submitted to any Governmental Entity by or on behalf of Seller.

     3.19 Brokers’ Fees. Seller has not incurred nor will Seller incur any liability, contingent or otherwise, for brokers’ or finders’ fees in respect of transactions contemplated hereby, except for brokers’ fees to Albrecht & Associates, Inc. Neither Seller nor any Affiliate of Seller has incurred or will incur any liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the transactions contemplated hereby for which Buyer or any Affiliate of Buyer is or will be responsible.
     3.20 Title to Assets. Except as set forth in Schedule 3.20, and except for any Pre-Closing Title/Environmental Defects identified by Buyer in a defect notice delivered by Buyer pursuant to Section 2.5 on or prior to the Defect Notice Date, Seller’s title to the Assets is free of any Title Defects, except where any such Title Defect, individually or in the aggregate with other Title Defects, would not have a Material Adverse Effect on the Assets. Seller shall make available to Buyer in the offices of Seller all deeds, leases, bills of sale, documents of title, abstracts, surveys, plats and maps in the possession of Seller that relate to any real property or personal property in which Seller has an interest.
     3.21 Operations. Except as set forth in Schedule 3.21, to Seller’s Knowledge, all Wells in which Seller owns a Working Interest on the Assets have been drilled and (if completed) completed, operated and produced and, where applicable, plugged and abandoned, within the boundaries of the applicable real property or within the limits otherwise permitted by Contract, pooling, unitization agreement or force pooling order, and are in compliance in all respects with applicable Leases.
     3.22 P&A Obligations. Except as set forth in Schedule 3.22, to Seller’s Knowledge:
          (a) there is no Well in which Seller owns a Working Interest that has not been plugged and abandoned that Seller is currently obligated by Law or Contract to plug and abandon, or that Seller will be obligated by Law or Contract to plug and abandon with the lapse of time or notice or both, because such Well is not currently capable of producing Hydrocarbons in commercial quantities, and there is no Well in which Seller owns a Working Interest that is subject to exceptions to a requirement to plug and abandon issued by a Governmental Entity having jurisdiction over such Well; and
          (b) all Wells in which Seller owns a Working Interest have been produced in material compliance with allowables allocated thereto by the applicable Governmental Entity.
     3.23 Government Leases. Seller has both federal Leases and Leases with the State of Louisiana and subdivisions thereof.
     3.24 Seismic Data. Seller does not own any seismic or similar data on terms pursuant to which the transactions contemplated by this Agreement will trigger a payment or other transfer penalty.
     3.25 Operations. Seller is not aware of any efforts by any Person to remove the current operator on any of the Leases.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer hereby represents and warrants to Seller as follows:
     4.1 Organization. Buyer is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full power to carry on its business as it is conducted and to own, lease, and operate its assets.
     4.2 Authorization; Enforceability. Buyer has the legal capacity to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the performance of Buyer’s obligations hereunder have been duly and validly authorized by Buyer. This Agreement and all other agreements and instruments to be executed by Buyer in connection herewith have been duly executed and delivered by Buyer, and assuming due authorization, execution an delivery of this Agreement by Seller, constitutes legal, valid and binding obligations of Buyer, enforceable against Buyer, in accordance with their terms, except as such enforcement may be subject to or limited by bankruptcy, insolvency or other such similar laws, now or hereafter in effect and affecting creditors’ rights generally
     4.3 Conflicts. The execution, delivery and performance by Buyer of this Agreement and each other agreement or instrument to which it is a party executed in connection herewith or delivered pursuant hereto and the consummation of the transactions contemplated herein and therein will not, with or without the giving of notice or the passage of time, or both, (a) conflict with, or result in a violation or breach of, the right to accelerate or loss of rights under, or result in the creation of any Encumbrance under or pursuant to, any provision of (i) the Organizational Documents of Buyer, (ii) any franchise, mortgage, deed of trust, lease, license, Permit, instrument, agreement, consent, approval, waiver or understanding to which Buyer is a party or by which Buyer may be bound or affected or (iii) any Law or any order, judgment, writ, injunction or decree to which Buyer is a party or by which Buyer may be bound or affected; or (b) require the approval, consent or authorization of, prior notice to, or filing or registration with any Governmental Entity, except in the case of clauses (a)(ii), (a)(iii) and (b) where such conflicts, violations, breaches, acceleration, loss of rights, Encumbrance or failure to obtain approvals, consents, authorizations or give notice or file or register would not have a Material Adverse Effect on Buyer or the transactions contemplated hereby.
     4.4 Bankruptcy. There are no bankruptcy, reorganization, or arrangement proceedings pending, being contemplated by, or threatened against Buyer.
     4.5 Brokers’ Fees. Neither Buyer nor any Affiliate of Buyer has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the transactions contemplated hereby for which any Seller or any Affiliate of a Seller will be responsible.
     4.6 Independent Investigation. Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. In making its decision to enter into this Agreement and to consummate the transactions contemplated herein, subject to the express representations of Seller set forth in Article III, Buyer (a) has relied or shall rely solely on its own independent investigation and evaluation of the Assets and (b) has satisfied or shall satisfy itself as to the environmental and physical condition of and contractual arrangements affecting the Assets.
     4.7 Availability of Funds. Buyer shall have, as of the Closing Date, sufficient funds with which to pay the Purchase Price and consummate the transactions contemplated by this Agreement.
ARTICLE V
ADDITIONAL AGREEMENTS
     5.1 Confidentiality. Notwithstanding the termination of this Agreement or any other provision of this Agreement to the contrary but subject to the next sentence of this Section 5.1, the terms of the Confidentiality Agreement shall remain in full force and effect with respect to information regarding Seller and the Assets. If Closing of the transaction contemplated under the terms of this Agreement occurs, the Confidentiality Agreement shall terminate (which termination shall be effective as of Closing).
     5.2 Conduct of Business. Except for the matters set forth in Schedule 5.2, Seller agrees from and after the date hereof until Closing, except as expressly contemplated by this Agreement or as expressly consented to in writing by Buyer, to:
          (a) operate its business in the usual, regular and ordinary manner consistent with past practice;
          (b) use reasonable efforts to maintain the Assets in a state of repair, order and condition consistent with past practice;
          (c) maintain the books of account and records relating to the Assets in the usual, regular and ordinary manner, in accordance with the usual accounting practices of Seller;
          (d) promptly notify Buyer of any emergency or other change which would have a Material Adverse Effect on the Assets;
          (e) not, whether or not in the ordinary course of business, enter into an agreement, contract or commitment such that the costs and expenses reasonably estimated to be incurred by Seller as a result of such agreement, contract or commitment would exceed $50,000, or materially amend or change the terms of any Material Agreement;
          (f) not transfer, sell, mortgage, pledge, encumber or dispose of any of the Assets other than the sale of Hydrocarbons in the ordinary course of business; (g) use its commercially reasonable efforts to maintain the relations and good will with suppliers, creditors, employees, agents and others having material business relationships with Seller, except that all employees shall be terminated by Seller at or prior to the Closing;
          (h) exercise reasonable diligence in safeguarding and maintaining secure and confidential all geological and geophysical maps, confidential reports and data and all other confidential information in Seller’s possession;

          (i) inform Buyer of all Third Party requests for funds with respects to operations on the Leases and all proposals made by Third Parties to conduct operations on or with respect to the Leases and shall not, without the prior written approval of Buyer (which consent may not be unreasonably withheld or delayed), agree to participate in any proposed operation on the Leases [For purposes of this subsection (i), the failure of Buyer to respond within five business days of a written request by Seller is deemed to be a consent to Seller’s proposed action or inaction];
          (j) not grant any preferential right to purchase or similar right or agree to require the consent of any Person to the transfer and assignment of the Assets;
          (k) not enter into any gas sales contract or new crude oil sales or supply contract with respect to the Assets which is not terminable at will on notice of 60 days or less; and
          (l) not abandon or release any of the Leases or modify or reduce its rights under any of the Leases.
Buyer acknowledges that Seller owns undivided interests in certain of the properties comprising the Assets of which Seller is not the operator, and Buyer agrees that the acts or omissions of the other working interest owners (including the operators) who are not Seller or any Affiliates of Seller shall not constitute a breach of the provisions of this Section 5.2, nor shall any action required by a vote of working interest owners constitute such a breach so long as Seller has voted its interest in a manner that complies with the provisions of this Section 5.2.
     5.3 Third Party Consents. The parties shall use commercially reasonable efforts to obtain all Third Party Consents prior to Closing.
     5.4 Further Assurances. Seller shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered to Buyer such assignments and other instruments of transfer, assignment and conveyance as shall be necessary to vest in Buyer all the right, title and interest in and to the Assets. The parties further agree to execute and deliver to each other such other documents as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.
     5.5 No Public Announcement. None of Buyer, Seller, or any of their respective Affiliates shall, without the written approval of the other parties, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such Person shall be so obligated by Law, in which case the other parties to this Agreement shall be advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement (including communications or disclosures to lenders or rating agencies or in connection with the receipt of any consents or contractual notices) or to comply with applicable accounting, tax and disclosure obligations of any Governmental Entity. Seller acknowledges that Buyer’s parent company’s stock is publicly-traded and it is required to disclose the existence of material agreements through filings with the Securities and Exchange Commission (“SEC”) and

Buyer’s parent will be required to disclose and file this Agreement with the SEC and it will become public upon such disclosure and Buyer’s parent will issue a press release immediately after the execution of this Agreement which will contain detail of the transactions contemplated herein.
     5.6 Expenses. Except as otherwise provided in this Agreement, Buyer and Seller shall pay their respective costs and expenses incident to the negotiation and preparation of this Agreement and their respective performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including fees, expenses and disbursements of counsel, brokers, investment bankers and independent public accountants. Buyer covenants to promptly file with the applicable parish and county clerks of court the Assignments and Bills of Sale delivered by Seller to Buyer at Closing; provided, however, Buyer shall file such instruments no later than ten (20) Business Days after the Closing. Seller shall be responsible, at its own expense, for obtaining any consents to assignments required to be obtained from federal, state or local governments and agencies.
     5.7 No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Article X, Seller will not, directly or indirectly, solicit or initiate any inquiries or proposals from, or discuss or negotiate with, any Person (other than Buyer) relating to any transaction involving the sale of all or any of the Assets of Seller or any of the capital stock of Seller, or any merger, consolidation, business combination, or similar transaction involving Seller.
     5.8 Tax Matters.
          (a) All Taxes based on or attributable to the ownership of, or based on production of Hydrocarbons shall be deemed attributable to the period during which such production occurred. With respect to the Assets, all Taxes shall be prorated between Buyer and Seller as of the Effective Time for all taxable periods that include the Effective Time. The apportionment of Taxes between the parties shall take place in the Closing Adjustments Statement, using estimates of such Taxes if actual numbers are not available.
          (b) Consistent with subparagraph (a) above, and based on the best current information available as of Closing, the proration of Taxes shall be made between the parties as an adjustment to the Purchase Price pursuant to Section 1.4 and thereafter pursuant to the provision of Section 1.5.
          (c) For the tax period in which the Effective Time occurs, Seller agrees to immediately forward to Buyer any such tax reports and returns received by Seller after Closing and provide Buyer with appropriate information which is necessary for Buyer to file any required tax reports and returns related to the Assets. Buyer agrees to file all tax returns and reports applicable to the Assets that are required to be filed after the Closing, and pay all required Taxes payable with respect to the Assets subject to the provisions of Section 9.2.
          (d) Buyer shall be liable for and shall indemnify Seller for, any sales and use taxes, conveyance, transfer and recording fees and real estate transfer stamps or taxes that may be imposed on any transfer of the Assets pursuant to this Agreement. If required by applicable law, Seller shall, in accordance with applicable law, calculate and remit any sales or similar taxes that are required to be paid as a result of the transfer of the Assets to Buyer and Buyer shall promptly reimburse Seller therefor. If Seller receives notice that any sales and/or use taxes are due, Seller shall promptly forward such notice to Buyer for handling.
     5.9 Post-Closing Assistance. The Seller covenants and agrees that for a period of sixty (60) days after the Closing its employees shall provided to Buyer reasonable assistance on an as-needed basis during normal business hours in order to help Buyer transfer management of the Purchased Companies to its control. In particular, such employees shall provide assistance in transferring and converting accounting systems, transferring records and knowledge and expertise of the historical operation of the Assets. Buyer shall pay to the employer of such employees the equivalent of the pro rated salaries such employees are earning during the periods so assisting Buyer. Seller does not warrant, and Buyer waives any implied warranties, as to the quality of the assistance or opinions provided, except that such assistance and opinions shall be given in good faith.
ARTICLE VI
BUYER’S CONDITIONS
     The obligation of Buyer to purchase the Assets as contemplated hereby is, at the option of Buyer, subject to the satisfaction on or before the Closing Date of the conditions set forth below, any of which may be waived by Buyer in writing.
     6.1 Representations, Warranties and Covenants. The representations and warranties of Seller contained in Article III of this Agreement shall be true and correct in all material respects (or, to the extent such representations and warranties are qualified by materiality, in all respects) on and as of the Closing Date, in each case with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date.
     Except with respect to those representations and warranties set forth is Sections 3.1, 3.2, 3.4 and 3.5 (all of which shall be true and correct as set forth in the preceding paragraph without limitation), for purposes of the foregoing, it shall not be deemed to be a failure of a representation or warranty of Seller contained in Article III of this Agreement to be true and correct in all material respects (or, to the extent such representation or warranty is qualified by materiality, in all respects) on and as of the Closing Date if (a) such failure, together with all other failures of any representation or warranty of Seller contained in Article III of this Agreement to be true and correct in all material respects (or, to the extent such representation or warranty is qualified by materiality, in all respects) on and as of the Closing Date, would not result in a loss in excess of the Materiality Threshold, or (b) such failure would otherwise result in an adjustment to the Purchase Price pursuant to Section 1.3 of this Agreement (excluding Section 1.3(b)(iii)). Notwithstanding anything to the contrary set forth in this Agreement but subject to the preceding sentence, in the event that Buyer discovers and/or Seller discloses at or prior to Closing that any representation or warranty of Seller contained in Article III of this Agreement will fail to be true and correct in all material respects (or, to the extent such representation or warranty is qualified by materiality, in all respects) on and as of the Closing Date and such failure (together with all other such failures) would not result in a loss in excess of the Materiality Threshold, then Buyer will notify Seller of Buyer’s estimate of the loss in value due to such failure. Seller and Buyer shall use their reasonable efforts to agree upon the amount of any such loss in value and the Purchase Price shall be reduced by the agreed upon amount and Buyer and Seller shall proceed with Closing. If Seller and Buyer are unable to agree upon whether there is any failure of a representation or warranty made by Seller contained in Article III of this Agreement to be true and correct in all material respects (or, to the extent such representation or warranty is qualified by materiality, in all respects) on and as of the Closing Date or any adjustment therefor, then Seller or Buyer shall within two (2) Business Days of the then proposed Closing Date submit the dispute to an attorney selected by Seller and Buyer who is a Person familiar with mergers and acquisitions law in the State of Louisiana (the “Consultant”) and the costs of such Consultant will be borne and paid one-half by Seller and one-half by Buyer. Seller and Buyer will each present the Consultant a written statement of its position on the dispute in question not later than one (1) Business Day after the dispute has been submitted to the Consultant. Within two (2) Business Days following the submission of a matter to the Consultant, the Consultant shall make a determination of the dispute, choosing either Seller’s position or Buyer’s position with respect to such dispute. The decision of the Consultant will be final, conclusive and binding on Seller and Buyer and will be enforceable against any of the parties in any court of competent jurisdiction. Subject to Section 10.1(f), the Closing Date will be extended in order to resolve any such dispute submitted to the Consultant for resolution.
     6.2. Performance. Each and all of the agreements and covenants of Seller to be performed or complied with by Seller on or before the Closing Date pursuant to this Agreement shall have been performed or complied with in all material respects
     6.3 Closing Delivery by Seller. Seller shall have delivered, or be standing by ready to deliver to Buyer at Closing:
          (a) Assignments and Bills of Sale in the forms attached hereto as Exhibit D and Exhibit E conveying the Assets to Buyer;
          (b) the Post-Closing Escrow Agreement executed on behalf of Seller;
          (c) the Title/Environmental Escrow Agreement executed on behalf of Seller, if applicable;
          (d) an Assumption Agreement in the form attached as Exhibit F pursuant to which Buyer assumes the Assumed Liabilities;
          (e) a certificate executed by Seller certifying with respect to the matters set forth in Section 6.1 and Section 6.2; and
          (f) a certificate stating that Seller is not a “foreign” person within the meaning of Section 1445 of the Code, which certificate shall set forth all information required by, and otherwise be executed in accordance with, Treasury Regulation Section 1.1445-2(b)(2).
     6.4 No Litigation. No preliminary or permanent injunction or other order of any Governmental Entity shall be in effect or threatened that prevents the consummation of the transactions contemplated by this Agreement. No suit, action, claim, proceeding or investigation before any Governmental Entity shall have been commenced or threatened by any Person (other than Buyer or its Affiliates) seeking to prevent the sale of the Assets or asserting that the sale of all or a portion of the Assets would be unlawful.
     6.5 Related Closings. The Closing of the transaction contemplated by that certain Stock Purchase Agreement (the “Winwell Agreement”) among Winwell Resources, Inc., et. al. and Petrohawk Energy Corporation (the “Winwell Transaction”) shall occur simultaneously with the transaction contemplated herein, provided however if the Winwell Transaction does not close by reason of a default by Petrohawk of its covenants and conditions set forth in the Winwell Agreement, this condition shall be deemed waived.
     6.6. No Material Adverse Effect. There shall not have occurred a Material Adverse Effect on the Assets. For purposes of this Section 6.6, the term Material Adverse Effect shall mean one or more event, circumstance, condition, development or occurrence causing, resulting in or having (excluding any changes in oil, gas or other hydrocarbon commodity prices or any event or condition impacting the economy in general), or with the passage of time is likely to cause, result in or have, a material adverse effect on the Assets in aggregate in excess of the Materiality Threshold.
ARTICLE VII
SELLER’S CONDITIONS
     The obligation of Seller to convey the Assets as contemplated hereby is, at the option of Seller, subject to the satisfaction on or before the Closing Date of the conditions set forth below, any of which may be waived by Seller in writing.
     7.1 Representations, Warranties and Covenants. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects (or, to the extent such representations and warranties are qualified by materiality, in all respects) on and as of the Closing Date, in each case with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date; and each and all of the agreements and covenants of Buyer to be performed or complied with by Buyer on or before the Closing Date pursuant to this Agreement shall have been performed or complied with in all material respects.
     7.2 Closing Delivery. Buyer shall have delivered, or be standing by ready to deliver to Seller at Closing:
          (a) the Purchase Price, adjusted as set forth in Section 1.3;
          (b) an Assumption Agreement in the form attached as Exhibit F pursuant to which Buyer assumes the Assumed Liabilities;
          (c) the Post Closing Escrow Agreement executed by Buyer;
          (d) the Title/Environmental Escrow Agreement executed on behalf of Buyer, if applicable; and

          (e) a certificate executed by Buyer certifying with respect to the matters set forth in Section 7.1.
     7.3 No Litigation. No preliminary or permanent injunction or other order of any Governmental Entity shall be in effect or threatened that prevents the consummation of the transactions contemplated by this Agreement. No suit, action, claim, proceeding or investigation before any Governmental Entity shall have been commenced or threatened by any Person (other than a Seller or any of its Affiliates) seeking to prevent the sale of the Assets or asserting that the sale of all or a portion of the Assets would be unlawful.
ARTICLE VIII
INDEMNIFICATION
     8.1 Indemnification by Buyer. Effective upon the Closing, Buyer hereby indemnifies and holds harmless Seller, its officers, directors, partners, employees, agents and representatives and any and all of Seller’s Affiliates and their officers, trustees, directors, partners, employees, agents and representatives (collectively, the “Seller Group”) from and against any and all claims, liabilities, suits, controversies, losses, costs and expenses (including, without limitation, claims for personal injury or death or property damage and including all court costs and reasonable attorneys’ fees) (collectively, “Losses”) arising out of, resulting from or attributable to any of the following: (a) any breach of any representation or warranty made by Buyer in this Agreement or the corresponding representation or warranty in the certificate delivered by Buyer pursuant to Section 7.2; (b) any breach of the covenants made by Buyer under this Agreement; (c) the failure of Buyer to pay, perform and discharge when due any of the Assumed Liabilities; and (d) except to the extent (and only to the extent) that Seller is obligated to indemnify or make payments to the Buyer Group pursuant to Section 8.2 or Section 1.5, the ownership or operation of the Assets (including, without limitation, the obligations to properly plug and abandon all wells now or hereafter located on the Assets, surface reclamation obligations and Environmental Claims), whether or not such Losses arose or relate to periods of time prior to or after the Effective Time.
     8.2 Indemnification by Seller. Except as otherwise limited by this Article VIII and Section 2.5(d), effective upon the Closing, Seller indemnifies and holds harmless Buyer, its officers, directors, partners, employees, agents and representatives and any and all of Buyer’s Affiliates and their officers, directors, partners, employees, agents and representatives (collectively, the “Buyer Group”) from and against any and all Losses arising out of, resulting from or attributable to any of the following (except to the extent Buyer has received a Purchase Price adjustment for such items under Article I, Section 2.5 or Section 6.1 hereof): (a) any breach of any representation or warranty made by Seller in Article III or the corresponding representation or warranty in the certificate delivered by such Seller pursuant to Section 6.2; and (b) any breach of any covenant made by Seller set forth in this Agreement or the corresponding covenant in the certificate delivered by Seller pursuant to Section 6.3.
     8.3 Limits on Indemnification; Payment.
          (a) Seller shall have no obligation or liability under Section 8.2 unless and until the aggregate amount of the Losses suffered by the Buyer Group exceeds the Threshold

Amount; provided, however, that once the amount of such Losses suffered exceeds the Threshold Amount with respect to the Buyer Group, Seller shall be obligated to indemnify the Buyer Group only to the extent that such Losses exceed, and only in amounts that exceed, the Threshold Amount.
          (b) For purposes of calculating the aggregate amount of Losses claimed against Seller, the amount of each Loss shall be reduced by any third-party insurance benefits that the Buyer Group received or are reasonably expected to be received in respect of or as a result of such Losses, less the reasonable costs incurred by the Buyer Group to recover those insurance benefits to the extent such costs are not otherwise recovered.
          (c) Notwithstanding anything in this Agreement to the contrary, should the Closing occur (i) Seller shall have no, and Buyer hereby waives and releases any, obligation or liability under this Agreement or under the law in connection with the execution of this Agreement or the transactions contemplated by this Agreement with respect to any Losses suffered by the Buyer Group, in the aggregate, in excess of the Warranties Escrow, and (ii) the Warranties Escrow shall be the sole source of funds available to members of the Buyer Group from Seller or their respective Affiliates with respect to any claim of indemnification or otherwise in connection with the transactions contemplated hereby following the Closing.
          (d) At any time prior to the date which is one hundred twenty (180) days following the Closing Date, Buyer will have the right to notify Seller in writing that Buyer is making an indemnification claim on behalf of the Buyer Group with respect to the Warranties Escrow covering the alleged breach of any surviving representation, warranty or covenant of a Seller. Such notice will specify the nature of the claim and the amount by which Buyer proposes to be paid out of the Warranties Escrow with respect to such claim. In the event Seller dispute Buyer’s claim, Seller will notify Buyer in writing thereof within ten (10) days after receipt of such notice. In the event Seller and Buyer are unable to resolve such dispute within thirty (30) days after receipt by Seller of the notice of dispute, either Buyer or Seller may submit such dispute to arbitration as provided in Section 12.8. In the event Seller does not dispute such claim or upon resolution of any such disputes, Seller and Buyer shall provide joint written instructions to the Escrow Agent to pay to Buyer the amount thereof, if any. Upon the expiration of the Final Settlement Date without any pending claims, then, pursuant to joint written instructions by Seller and Buyer, the remaining balance of the Warranties Escrow will be disbursed by the Escrow Agent to Seller; provided, however, that in the event that there are any pending claims (including any disputed items with respect to the Final Price pursuant to Article I) at the time of such expiration: (1) the sum of all claims that Buyer and Seller agree are due to Buyer, net of the Final Payment if that payment has not been made, shall be paid to Buyer by Escrow Agent upon the written request of both Buyer and Seller; (2) the sum of the claimed amounts that would be payable if all of the outstanding claims were determined in favor of Buyer shall remain in escrow; (3) the remaining balance of the Warranties Escrow after such retention will be so disbursed by Escrow Agent (pursuant to joint written instructions by Seller and Buyer) to Seller; (4) as each such claim is resolved, any amount retained with respect thereto that remains in escrow after such resolution will be disbursed by Escrow Agent (pursuant to joint written instructions by Seller and Buyer) to Seller or to Buyer in accordance with the determination of such claim; and (5) after all such claims are determined, then, pursuant to joint written instructions by Seller and Buyer, the remaining balance of the Warranties Escrow will be disbursed by the Escrow Agent to Seller.
          (e) In the event of any conflict between this Section 8.3 and Section 8.4, with respect to Seller’ indemnification obligations, this Section 8.3 shall control.
     8.4 Indemnification Procedure.
          (a) If a claim arises (an “Indemnity Claim”) for which a party may have an obligation of indemnity under this Article VIII or elsewhere under this Agreement (such party, the “Indemnitor”), the Person entitled to such indemnity (the “Indemnitee”) shall give the Indemnitor written notice of such claim setting forth the particulars associated with the claim (including a copy of the written underlying claim of a Third Party, if any) as then known by the Indemnitee (“Indemnity Claim Notice”). Where the underlying claim involves a claim by a Third Party (a “Third Party Claim”), the Indemnitee shall, to the extent practicable, deliver an Indemnity Claim Notice to the Indemnitor within such time as will allow the Indemnitor a reasonable period in which to evaluate and timely respond to the underlying claim; provided, however, that failure to do so shall not affect an Indemnitee’s rights hereunder except for, and only to the extent of, any incremental increase in the cost of the Indemnity Claim resulting from the failure to give notice. The delivery of an Indemnity Claim Notice shall not extend the time period set forth in Section 8.3 or Article IX (as applicable to the claim), but if an Indemnity Claim Notice is given to an Indemnitor within the applicable time period (if any) with respect to such claim set forth in Section 8.3 or Article IX, such Indemnity Claim Notice shall be effective, subject to the other limitations in Section 8.3 (if applicable), as to costs and expenses incurred or suffered after the expiration of any such time period, with respect to the matter described in such Indemnity Claim Notice.
          (b) Upon receipt of an Indemnity Claim Notice involving a Third Party Claim for which an Indemnitor believes it may have an obligation of indemnity under this Agreement, the Indemnitor shall, if it so elects in accordance with this Section 8.4 (without prejudice to its right to contest its obligation of indemnity under this Agreement), assume the defense of the Third Party Claim with counsel selected by the Indemnitor, and the Indemnitee shall cooperate in all reasonable respects; provided, however, that the Indemnitor will not have the authority to subject the Indemnitee to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense. If any Third Party Claim involves a fact pattern wherein each Party may have an obligation to indemnify the other Party, each Party may assume the defense of and hire counsel for that portion of the Third Party Claim for which it may have an obligation of indemnity. In all instances, the Indemnitee may employ separate counsel and participate in the defense of any Third Party Claim; provided, however, if the Indemnitor has assumed the defense of a Third Party Claim pursuant to this Section 8.4 and has agreed to indemnify the Indemnitee, the fees and expenses of counsel employed by the Indemnitee shall be borne solely by the Indemnitee. If (a) the underlying Third Party Claim plus all previously asserted Indemnity Claims have exceeded the Threshold Amount, if applicable in the circumstances, and (b) the Indemnitor elects by written notice to undertake the defense of the Third Party Claim within thirty (30) days after receipt of the Indemnity Claim Notice, then (i) the Indemnitor shall defend the Indemnitee against such Third Party Claim, (ii) the Indemnitor shall pay any judgment entered or settlement with respect to such Third Party Claim, (iii) the

Indemnitor shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim that (A) does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnitee from all liability with respect to such Third Party Claim, and (B) would restrict such Indemnitee’s ability to conduct its business in the ordinary course, and (iv) the Indemnitee shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the Indemnitor’s prior written consent. If the Indemnitor has not elected to undertake the defense of a Third Party Claim, or if the Indemnitor assumes the defense of a Third Party Claim pursuant to this Section 8.4 but fails to diligently defend against the Third Party Claim within thirty (30) days following any written notice from such Indemnitee asserting such failure, then the Indemnitee shall have the right to defend, at the sole cost and expense of the Indemnitor (to the extent the Indemnitee is entitled to indemnification under this Agreement), the Third Party Claim by all appropriate proceedings. In such instances, the Indemnitee shall have full control of such defense and proceedings. The Indemnitor may participate in, but not control, any defense or settlement controlled by an Indemnitee pursuant to this Section 8.4, and the Indemnitor shall bear its own costs and expenses with respect to such participation. Notwithstanding the other provisions of this Section 8.4, if the Indemnitor disputes its potential liability to the Indemnitee under this Section 8.4 and if such dispute is resolved in favor of the Indemnitor, the Indemnitor shall not be required to bear the costs and expenses of the Indemnitee’s defense pursuant to this Section 8.4. The party controlling the defense of the proceedings agrees to afford the other relevant party and its counsel the opportunity to be present at conferences with all Persons, including Governmental Entities, asserting any Indemnity Claim or conferences with representatives of or counsel for such Persons. The Indemnitor shall pay to the Indemnitee in immediately available funds any amounts to which the Indemnitee is entitled under this Article VIII as agreed to by the parties or as decided by arbitration pursuant to Section 12.8, such payment to be made within fifteen (15) days after any such amounts are determined in accordance with this Agreement.
     8.5 Waiver of Certain Damages. Each of the parties expressly waives and agrees not to seek, and to cause its Affiliates not to seek, indirect, consequential, punitive or exemplary damages or damages for lost profits of any kind with respect to any dispute arising under, related to, or in connection with this Agreement (“Punitive Damages”), the breach hereof or the transactions contemplated hereby, except to the extent any party or its/his Affiliate suffers such damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending against such damages) to a Third Party in connection with a claim by a Third Party, which damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending against such damages) shall not be excluded by this provision as to the recovery hereunder.
     8.6 Exclusive Remedy. If Closing occurs, the express indemnities set forth in this Article VIII and elsewhere in this Agreement shall be the exclusive remedies for the parties for the breach of any representation, warranty or covenant set forth in this Agreement or any claim arising out of, resulting from or related to the transactions contemplated hereby, and, except for such remedies, Seller, on the one hand, and Buyer, on the other hand, hereby releases, waives and discharges, and covenants not to sue (and shall cause its Affiliates to release, waive, discharge and covenant not to sue) the other party(ies) or its/their Affiliates and all such parties’ stockholders, partners, directors, officers, employees, agents and representatives with respect to, any cause of action or Losses, including claims under state or federal securities Laws and Claims available at common Law, in equity or by statute, whether known or unknown, which the releasing party(ies) or its/their respective Affiliates have, based on, relating to or arising out of this Agreement or the ownership, use or operation of the Assets.
     8.7 Express Negligence. Without limiting or enlarging the scope of the indemnification and release provisions set forth in this Agreement, to the fullest extent permitted by Law, such provisions shall be applicable regardless of whether the liabilities, Losses, costs, expenses and damages in question arise out of or result from the sole, active, passive, concurrent or comparative negligence, strict liability or other fault or violation of any Law or by any Indemnitee or released Person.
     8.8 Tax Treatment of Indemnification Payments. All indemnification payments pursuant to this Article VIII shall be treated as adjustments to the Purchase Price.
ARTICLE IX
NATURE OF STATEMENTS AND SURVIVAL OF COVENANTS,
REPRESENTATIONS, WARRANTIES AND AGREEMENTS
     9.1 Survival of Representations and Warranties. The representations and warranties of Buyer and Seller contained herein shall survive the Closing for a period of six (6) months following the Closing.
     9.2 Survival of Covenants. The covenants and agreements of Buyer and Seller contained in this Agreement that are to be performed at or prior to the Closing shall survive Closing (a) for the time period(s) set forth in the respective Sections contained in this Agreement, or (b) if no time period is specified, for a period of twelve (12) months following the Closing. The covenants and agreements of Buyer and Seller contained in this Agreement that are to be performed after the Closing shall survive Closing for (a) the time period(s) set forth in the respective Sections contained in this Agreement, or (b) if no time period is specified, without limit.
     9.3 Expiration of Survival Period. No party may bring a claim for indemnification pursuant to Article VIII hereof to the extent notice of such claim is sent after the expiration of the survival periods set forth above with respect to the subject matter of such claim.
ARTICLE X
TERMINATION
     10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned prior to the Closing by:
          (a) mutual consent of Seller and Buyer;
          (b) Buyer, if the conditions set forth in Article VI have not been satisfied or waived by Buyer on or before the Closing Date and such conditions remain unsatisfied for a period of ten (10) days following written notice thereof from Buyer to Seller;

          (c) Seller, if the conditions set forth in Article VII have not been satisfied or waived by Seller on or before the Closing Date and, in regard to Section 7.1 and Section 7.3 only, such conditions remain unsatisfied for a period of ten (10) days following written notice thereof from Seller to Buyer;
          (d) notwithstanding anything herein to the contrary, Seller or Buyer if the proposed aggregate pre-Closing downward adjustments to the Purchase Price for breaches of representations and warranties made by Seller in this Agreement exceed the Materiality Threshold provided, however, Seller’s right to terminate hereunder shall expire if Buyer waives the proposed adjustment amount in excess of the Materiality Threshold prior to Closing;
          (e) Buyer or Seller pursuant to Section 2.5(a); or
          (f) Seller or Buyer if the Closing shall not have occurred on or before June 30, 2006;
provided, however, that no party shall have the right to terminate this Agreement pursuant to clause (b), (c) or (f) above if such party or its Affiliates are at such time in material breach of any provision of this Agreement.
     10.2 Liability Upon Termination. If this Agreement is terminated pursuant to any provision of Section 10.1 hereof, then, this Agreement shall forthwith become void and the parties shall have no liability or obligation hereunder except and to the extent such termination results from the willful, material breach by a party of any of its covenants or agreements hereunder; provided, however, that, if Seller is entitled to receive the Deposit and interest earned thereon, as liquidated damages pursuant to Section 1.2(d) hereof, then such payment to Seller shall constitute full and complete satisfaction of any and all damages Seller may have against Buyer; further provided, however, that Section 2.1(c), Section 2.2, Section 5.1, Section 8.5, this Section 10.2, and Section 12.8 shall survive termination of this Agreement.
ARTICLE XI
DEFINITIONS OF CERTAIN TERMS
     In addition to terms defined elsewhere in this Agreement, the following terms shall have the meanings assigned to them herein, unless the context otherwise indicates, both for purposes of this Agreement and all Exhibits hereto and any Schedule:
     “Accounting Arbitrator” shall have the meaning given such term in Section 1.5.
     “Affiliate” shall mean, with respect to any specified Person, any Person that directly or indirectly controls, is controlled by or is under common control with such specified Person. For the purpose of the immediately preceding sentence, the term “control” means the power to direct or cause the direction of the management of such Person, whether through the ownership of voting securities or by contract or agency or otherwise. The term includes all partners of Seller, and such partners’ predecessors, heirs, successors, representatives and assigns.
     “Agreement” shall have the meaning given such term in the introduction to this Agreement.

     “Allocated Values” shall mean the values for all of the Assets of as set forth on Exhibit B.
     “Assets” shall mean all of Seller’s right, title and interest in, to and under the lands, leases, units and wells described on Exhibit B attached hereto and incorporated herein by reference, including all of Seller’s working interests, operating rights, mineral interests, reversionary interests, net profits interests, net revenue interests, and any other similar or dissimilar interests, the undivided interests therein and the underlying oil, gas and mineral leasehold estates associated therewith, together with rights in any pooled or unitized acreage by virtue of any lands covered by the Leases being a part thereof, including, but not limited to, all of Seller’s right, title and interest in, to, under and derived from:
          (a) its oil, gas and mineral leases and other mineral leases and the leasehold estates created thereby (the “Leases”), together with corresponding interests in and to all the property and rights incident thereto, including all rights in any pooled or unitized acreage by virtue of the Leases being a part thereof (a “Unit”), all production from the pool or Unit allocated to any such Leases, and all interests in any Wells within the pool or Unit associated with the Leases;
          (b) the equipment and other personal (movable) and mixed property (including liquid hydrocarbon inventory in tanks), improvements, easements, rights-of-way, permits, licenses, servitudes and any other estates situated in or upon, or used or useful, or held for future use in connection with the exploration, development and production of oil, gas and other minerals, sulfur, associated gas from any of the Leases or the treatment, storage or transportation of such substances therefrom, including wells, casing, tubing, derricks, tanks, batteries, boilers, separators, rods, dehydrators, compressors, pumps, flow lines, water lines, gas lines, buildings, field offices, fixtures, machinery, gas production, gathering or processing equipment, systems or pipelines, gas marketing systems or pipelines, power lines, telephone and telegraph lines, and all other fixtures and improvements, currently located on the Leases or lands pooled therewith or located thereon as of the Effective Time;
          (c) rights and obligations resulting or derived from all Basic Documents;
          (d) all easements, rights-of-way, licenses, authorizations, permits, and similar rights and interests applicable to, or used or useful in connection with, any or all of the above-described interests;
          (e) all Records;
          (f) all oil, gas and associated liquid and gaseous hydrocarbons stored upon or produced from the Leases after the Effective Time;
          (g) all warehouse stock and other material and equipment held for or related to operations on the Assets or acreage pooled thereunder;
          (h) salt water disposal systems associated with the Assets and the operations thereon or on acreage pooled therewith;

          (i) all seismic, geological and geophysical data relating to the Assets, if any; and
          (j) all Contracts;
LESS AND EXCEPT (aa) any ORRI Interests of Seller derived from or related to the assets and interests described above; (bb) any leasehold or mineral rights other than well-bore rights for the Davis Bros Lumber C-1, Davis Bros Lumber J-1 and the Williams Estate #1-D Wells located in Section 8, T16N, R4W in the Driscoll Field, Bienville Parish, Louisiana and the Lewis #2, Lewis #3 and Lewis #5 in Wilburton Field in Pittsburg County, Oklahoma; (cc) rights below the Pettit formation in the Green Fox Field, Marion County, Texas; and (dd) the Retained Suit; (items (aa) through (dd) are collectively referred to as the “Excluded Assets”).
     “Assumed Liabilities” shall mean, except to the extent (and only to the extent) that Seller is obligated to indemnify or make payments to the Buyer Group pursuant to Section 8.2 or Section 1.5, (i) all claims, costs, expenses, liabilities and obligations accruing or relating to the owning, developing, exploring, operating or maintaining of the Assets or the producing, transporting and marketing of Hydrocarbons from the Assets for the periods before and after the Effective Time, including, without limitation, (i) all Contracts, including all obligations arising under the Contracts, (ii) the obligation to properly plug and abandon all Wells now and hereafter located on the Lands and reclaim all Well sites located on the Lands regardless of when the obligations arose, (iii) all Environmental Claims, and (iv) the make-up and balancing obligations for gas from the Wells.
     “Basic Documents” shall mean all Leases; joint operating agreements; oil, gas, liquids, casinghead gas and condensate purchase, sales, processing, gathering, treatment, compression, and transportation agreements; farm-out or farm-in agreements; joint venture, limited or general partnerships; dry hole, bottom hole, acreage contribution, purchase and acquisition agreements; area of mutual interest agreements; servicing contracts, easement and right-of-way agreements; easements, rights-of-way, permits, licenses, servitudes or other interests appertaining to the Leases; and all other executory contracts and agreements relating to the Assets.
     “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in Shreveport, Louisiana, are authorized by Law to close.
     “Buyer” shall have the meaning given such term in the introduction to this Agreement.
     “Buyer Group” shall have the meaning given such term in Section 8.2.
     “Buyer’s Representatives” shall have the meaning given such term in Section 2.1.
     “Closing” shall have the meaning given such term in Section 1.1(b).
     “Closing Date” shall mean January 6, 2006, as such date may be extended pursuant to Section 1.1(b) or Section 6.1.
     “Closing Adjustments Statement” shall have the meaning given such term in Section 1.4.

     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Confidentiality Agreement” shall mean that certain Confidentiality Agreement between Buyer and Seller.
     “Consultant” shall have the meaning given such term in Section 6.1.
     “Contracts” shall mean, except for ORRI Interests, all contracts, agreements, personal property leases, relationships and commitments, written or oral, to which Seller is a party or by which Seller is bound, that relate in any way to the Assets including but not limited to those listed on Schedule 3.10(a).
     “Defect Notice Date” shall mean December 28, 2005 or 10 days before the Closing Date, whichever is later.
     “Defensible Title” shall mean as to the Assets, such title held by Seller that, subject to and except for the Permitted Encumbrances: (i) entitles Seller to receive not less than the “Net Revenue Interest” set forth in Exhibit B for any Well or Unit of all Hydrocarbons produced, saved and marketed from such Well or Unit, (ii) obligates Seller to bear costs and expenses relating to the maintenance, development and operation of a Well or Unit in an amount not greater than the “Working Interest” set forth in Exhibit B with respect to such Well or Unit (unless there is a proportionate increase in Seller’s “Net Revenue Interest” for such Well or Unit), and (iii) is free and clear of Encumbrances and material defects.
     “Dispute Notice” shall have the meaning given such term in Section 1.5.
     “Deposit” shall have the meaning given such term in Section 1.2(b).
     “Effective Time” shall mean 7:00 a.m. Central Standard Time on January 1, 2006; provided, however, that should the Closing occur on February 10, 2006 or any date thereafter, then the Effective Time shall mean 7:00 a.m. Central Standard Time on the first day of the calendar month in which the Closing Date occurs.
     “Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.
     “Environmental Claims” shall mean Losses attributable to natural resource damages, environmental remediation and restoration costs, or fines and penalties under Environmental Laws, including responsibilities under Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time (42 U.S.C. §9601 et seq.) for response costs incurred as a result of hazardous substances generated from the Assets.
     “Environmental Defect” shall mean a condition with respect to the Assets that constitutes a violation of Environmental Law; provided, however, that an Environmental Defect shall not be deemed to exist for the purposes of this Agreement unless the estimated Lowest Cost Response for remedying such Environmental Defect exceeds Twenty Five Thousand Dollars ($25,000).

     “Environmental Laws” shall mean all Laws relating to (a) the control of any potential pollutant or protection of the air, water or land, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (c) the regulation of or exposure to hazardous, toxic or other substances alleged to be harmful.
     “Escrow Agent” shall have the meaning given such term in Section 1.2(b).
     “Escrow Agreement” shall mean the Escrow Agreement entered into among Seller, Buyer and Escrow Agent of even date herewith.
     “Excluded Assets” shall have the meaning given to such term in the definition of Assets set forth above.
     “Final Payment” shall have the meaning given to such term in Section 1.5(c).
     “Final Price” shall have the meaning given such term in Section 1.5.
     “Final Settlement Date” shall have the meaning given such term in Section 1.5(c).
     “Final Adjustments Statement” shall have the meaning given such term in Section 1.5(a).
     “Gas” shall mean all gas, whether hydrocarbon or non-hydrocarbon or any combination or mixture thereof, including hydrocarbons, hydrogen sulfide, helium, carbon dioxide, nitrogen, hydrogen and casinghead gas.
     “Governmental Entity” shall mean any national, state or local government or any subdivision thereof or any arbitrator, court, administrative or regulatory agency, commission, department, board or bureau or body or other government or authority or instrumentality or any entity or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
     “Hydrocarbons” means, Oil, Gas and other liquid, liquefiable or gaseous hydrocarbons, and all components of any of them or produced in connection therewith.
     “Indemnitee” shall have the meaning given such term in Section 8.4(a).
     “Indemnitor” shall have the meaning given such term in Section 8.4(a).
     “Indemnity Claim” shall have the meaning given such term in Section 8.4(a).
     “Indemnity Claim Notice” shall have the meaning given such term in Section 8.4(a).
     “Knowledge” shall mean, with respect to Seller, the actual, current knowledge (without investigation) of Calisle S. Dean.
     “Law” shall mean any applicable federal, state, municipal, local or foreign statute, law, ordinance, rule, regulation, order, judgment, writ, injunction or decree enacted, adopted, issued or promulgated by any Governmental Entity.

     “Leases” shall have the meaning given such term in the definition of Assets in this Article XI.
     “Losses” shall have the meaning given to such term as set forth in Section 8.1.
     “Lowest Cost Response” shall mean the response required or allowed under Environmental Laws that addresses the condition present at the lowest cost (considered as a whole, taking into consideration any material negative impact such response may have on the operations of the relevant assets and any potential material additional costs or liabilities that may likely arise as a result of such response) as compared to any other response that is consistent with Environmental Laws.
     “Material Adverse Effect” shall mean any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time is likely to cause, result in or have) a material adverse effect on the Assets, or operations or conditions (financial or otherwise) relating thereto, taken as a whole; provided, however, that any changes in oil, gas or other hydrocarbon commodity prices or any event or condition impacting the economy in general (in each case) shall not be deemed a Material Adverse Effect.
     “Material Contracts” shall have the meaning given such term in Section 3.10(a).
     “Materiality Threshold” shall mean an amount equal to ten percent (10%) of the Purchase Price.
     “Net Revenue Interest” shall mean: (a) as to a particular Well or Unit, Seller’s share of (i) the revenue stream from Hydrocarbons produced and saved from such Well or Unit after payment of all royalty, overriding royalty and other burdens on production or (ii) if applicable, the Hydrocarbons produced and saved from such Well or Unit after payment (or deduction of proceeds from production) of all royalty, overriding royalty and other burdens on production; and (b) with respect to each Royalty Interest or ORRI Interest, Seller’s share of (i) the revenue stream from Hydrocarbons produced and saved and attributable to such Royalty Interest or ORRI Interest or (ii) if applicable, the Hydrocarbons produced and saved that are attributable to such Royalty Interest or ORRI Interest.
     “NORM” shall have the meaning given such term in Section 2.2.
     “Oil” shall mean all oil, natural crude oil or petroleum and other hydrocarbons, regardless of gravity, produced at the well in liquid form by ordinary production methods.
     “Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of organization and operating agreement of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendments to any of the foregoing.

     “ORRI Interest” shall mean an overriding royalty interest held by Seller for its own account.
     “Permits” shall mean all permits, licenses, franchises, orders, certificates, registrations, approvals and other authorizations.
     “Permitted Encumbrances” shall mean any or all of the following: (a) encumbrances that arise under operating agreements to secure payment of amounts not yet delinquent and are of a type and nature customary in the oil and gas industry; (b) encumbrances that arise as a result of pooling and unitization agreements, declarations, orders, or Laws to secure payment of amounts not yet delinquent; (c) encumbrances securing payments to mechanics and materialmen or securing payment of taxes or assessments that are, in either case, not yet delinquent; (d) lessor’s royalties, overriding royalties, division orders, reversionary interests and other similar burdens that do not operate to reduce the “Net Revenue Interest” of Seller in and to any Well or Unit to less than the amount set forth in Exhibit B for such Well or Unit or increase the “Working Interest” of Seller in and to any Well or Unit to greater than the amount set forth in Exhibit B for such Well or Unit (without a corresponding increase in the “Net Revenue Interest” for such Well or Unit); (e) easements, rights-of-way, servitudes, permits, surface leases, surface use restrictions and other surface uses and impediments on, over or in respect of any of the Assets, provided, however, that they do not interfere materially with the ownership, operation, value, or use of the property affected; (f) rights reserved to or vested in any Governmental Entity, to control or regulate any of the Assets in any manner, and all applicable Laws, of any Governmental Entity; (g) production sales contracts; division orders; contracts for sale, purchase, exchange, refining or processing of Hydrocarbons; farm-out or farm-in agreements; participation agreements; unitization and pooling designations, declarations, orders and agreements; operating agreements; agreements of development; area of mutual interest agreements; gas balancing and deferred production agreements; plant agreements; production handling agreements; processing agreements; pipeline, gathering and transportation agreements; injection, repressuring and recycling agreements; carbon dioxide purchase or sale agreements; salt water or other disposal agreements, and other Contracts and use restrictions, including the Material Contracts (in each case), to the extent the same (i) are ordinary and customary to the oil, gas and other mineral exploration, development, processing or extraction business and (ii) do not operate to reduce the “Net Revenue Interest” of Seller in and to any Well or Unit to less than the amount set forth in Exhibit B for such Well or Unit or increase the “Working Interest” of Seller in and to any Well or Unit to greater than the amount set forth in Exhibit B for such Well or Unit (without a corresponding increase in the “Net Revenue Interest” for such Well or Unit); (h) preferential purchase rights; and (i) those encumbrances set forth in Exhibit C.
     “Person” shall mean a corporation, an association, a partnership, a limited liability company, an organization, a business, an individual or a Governmental Entity.
     ”Post-Closing Defect” shall have the meaning given to such term in Section 2.5(c).
     “Post-Closing Escrow Agreement” shall mean the Escrow Agreement in the form of Exhibit A hereto, to be entered into by Seller, Buyer and Escrow Agent at the Closing.

     “Pre-Closing Title/Environmental Defect” shall have the meaning given such term in Section 2.5.
     “Property Expenses” shall mean all capital expenses, joint interest billings, lease operating expenses, lease rental and maintenance costs, royalties, overriding royalties, leasehold payments, Taxes (as apportioned as of the Effective Time pursuant to Section 5.8), drilling expenses, workover expenses, geological, geophysical and any other exploration or development expenditures chargeable under applicable operating agreements or other agreements consistent with the standards established by the Council of Petroleum Accountant Societies of North America that are attributable to the maintenance and operation of the Assets during the period in question.
     “Punitive Damages” shall have the meaning given to such term in Section 8.5.
     “Purchase Price” shall have the meaning given such term in Section 1.2(a).
     “Records” shall include all lease files, land files, operations files, well files, gas and oil sales contract files, gas processing files, accounting records and information relating to the production from and expenses attributable to the Assets, abstracts, surveys, maps and drawings, correspondence, title opinions, other title records (including title curative documents), well logs, cores, production data, decline curves, graphical production curves and all other related matters and all other books, files and records, information, and data (including engineering, geophysical and geological data), and all rights thereto, of Seller insofar as the same are related to any of the Assets, to the extent the transfer thereof is not prohibited by existing contractual obligations with third parties.
     “Retained Suit” shall mean all right, title, interest, claims, judgments and liabilities of Seller in or arising out of that certain lawsuit entitled King D. Lankford, Jr., et al. v. Koch Gateway Pipeline Company, No. 404,356-H, Nineteenth Judicial District Court, East Baton Rouge Parish, Louisiana.
     “Royalty Interests” shall mean the royalty interests held by Seller for its own account as lessor (individually or jointly with another Person or Persons).
     “Seller Group” shall have the meaning given such term in Section 8.1.
     “Seller” shall have the meaning given such term in the introduction to this Agreement.
     “Taxes” shall mean all ad valorem, property, production, excise, net proceeds, severance and all other taxes and similar obligations assessed against the Assets or based upon or measured by the ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, other than income taxes.
     “Third Party” shall mean any Person other than a party to this Agreement or an Affiliate of a party to this Agreement.
     “Third Party Claim” shall have the meaning given such term in Section 8.4(a).

     “Third Party Consents” shall mean any consents, permissions, novations, and approvals by Third Parties, including consents and approvals of lessors, lending institutions, creditors, and appropriate regulatory agencies.
     “Threshold Amount” shall mean $750,000; provided, however, that in the event that no Purchase Price adjustments or escrows were made for Pre-Closing Title/Environmental Defects pursuant to Section 2.5(a) or Section 2.5(c) because the Title/Environmental Threshold was not met, then “Threshold Amount” shall mean $500,000 minus the mutually agreed upon (whether by Seller and Buyer or by a Title/Environmental Expert) cost of curing all Ownership Period Pre-Closing Title/Environmental Defects set forth in a notice delivered by Buyer pursuant to Section 2.5(a) to the extent that such Ownership Period Pre-Closing Title/Environmental Defects were not cured by Seller prior to Closing or an escrow therefore is not made pursuant to Section 2.5(c).
     “Title Defect” shall mean, excluding the matters set forth in Schedule 3.19, any encumbrance, encroachment, irregularity, or defect in Seller’s title to the Assets that alone or in combination with other defects in title renders Seller’s title to the Assets or part thereof to be less than Defensible Title; provided, however, that a Title Defect shall not be deemed to exist for the purposes of this Agreement unless the estimated cost to remedy such Title Defect exceeds Twenty Five Thousand Dollars ($25,000).
     “Title/Environmental Escrow” shall have the meaning given to such term in Section 2.5(c).
     “Title/Environmental Escrow Agreement” shall mean an agreement to be negotiated by the parties and the Escrow Agent prior to Closing containing the terms set forth in Section 2.5(c).
     “Title/Environmental Expert” shall have the meaning given such term in Section 2.5(b).
     “Title/Environmental Threshold” shall have the meaning given such term in Section 2.5(a).
     “Unit” shall have the meaning given to such term in the definition of Assets.
     “Warranties Escrow” shall mean an amount equal to five percent (5%) of the Purchase Price, which amount is placed in escrow by Buyer at the Closing and held by the Escrow Agent pursuant to the Post-Closing Escrow Agreement.
     “Wells” shall mean the wells included in the Assets, including those set forth in Exhibit B.
     “Working Interest” shall mean, as to a particular Well or Unit or as to a particular zone in a Well or Unit, the percentage of costs and expenses related to the maintenance, exploration, drilling, completion, development, operation and plugging and abandonment of such Well, Unit or zone.

ARTICLE XII
MISCELLANEOUS
     12.1 Notices. All notices, requests, consents, directions and other instruments and communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered (a) in person, (b) by courier, (c) by overnight delivery service with proof of delivery, (d) by prepaid registered or certified first-class mail, return receipt requested, in each such case addressed to the respective party at the address set forth below or (e) if sent by facsimile or other similar form of communication (with receipt confirmed) to the respective party at the facsimile number set forth below:
If to Seller, to:
Redley Company, Burris Run Company and Red Clay Minerals
Attention: Dale R. Olsan
333 Texas Street, Suite 619
Shreveport, Louisiana 71101
Facsimile: (318) 221-1520
Confirm: (318) 222-9306
With a copy to:
Wiener, Weiss and Madison, A Professional Corporation
333 Texas Street, Suite 2350
Shreveport, Louisiana 71101
Attention: Donald B. Wiener
Facsimile: (318) 424-5128
Confirm: (318) 213-9271
If to Buyer, to:
Petrohawk Properties L.P.
700 Louisiana, Suite 4400
Houston, Texas 77024
Attention: Floyd C. Wilson
Confirm: (832) 204-2700
Facsimile: (832) 204-2800
With a copy to:
Hinkle Elkouri Law Firm L.L.C.
301 N. Main, Suite 2000
Wichita, Kansas 67202
Attention: David S. Elkouri
Confirm: (316) 267-2000
Facsimile: (316) 264-1518

or to such other address or facsimile number and to the attention of such other Person as either party may designate by written notice. Any notice mailed shall be deemed to have been given and received on the third Business Day following the day of mailing.
     12.2 Assignment and Successors. Except as specifically contemplated by this Agreement, no party hereto shall assign this Agreement or any part hereof without the prior written consent of the other party; provided, however, that Buyer may assign all of its rights and obligations under this Agreement to any Affiliate of Buyer without the consent of Seller, but only on the condition that (a) the original Buyer named herein executes and delivers a Guaranty Agreement in the form attached hereto as Exhibit F to Seller at the time of such assignment and (b) such assignment shall not release or discharge the original Buyer named herein from any of the obligations or liabilities of Buyer hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.
     12.3 Entire Agreement; Amendment. This Agreement, the Exhibits hereto, and the Schedules hereto constitute the entire agreement and understanding between the parties relating to the subject matter hereof and thereof and supersede all prior representations, endorsements, premises, agreements, memoranda, communications, negotiations, discussions, understandings and arrangements, whether oral, written or inferred, between the parties relating to the subject matter hereof. This Agreement (or any provision hereof) may not be modified, amended, rescinded, canceled, altered or supplemented, in whole or in part, except upon the execution and delivery of a written instrument executed by a duly authorized representative of Buyer and Seller.
     12.4 Governing Law. This Agreement shall be governed by, construed and interpreted in accordance with the internal laws of the State of Louisiana, without regard to choice of law rules.
     12.5 Waiver; Time. The waiver of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition. Time is of the essence in the performance of each term, condition and covenant contained in this Agreement.
     12.6 Severability. The invalidity or unenforceability of any provisions of this Agreement or the invalidity or unenforceability of any provisions of this Agreement as applied to a particular occurrence or circumstance shall not affect the validity or enforceability of any of the other provisions of this Agreement or the other applicability of such provisions as the case may be. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in Louisiana. Moreover, to the extent that any covenant hereunder shall be adjudicated to be invalid or unenforceable for any reason, this Agreement shall be deemed amended to reform the portion thus adjudicated to be invalid or unenforceable to the least extent necessary to render such covenant or the remainder of such covenant valid and enforceable.
     12.7 No Third Party Beneficiaries. Any agreement contained, expressed or implied in this Agreement shall be only for the benefit of the parties hereto, it being the intention of the parties hereto that no Person shall be deemed a third party beneficiary of this Agreement, except for the Seller Group and the Buyer Group for the purposes of Article VIII hereof.
     12.8 Arbitration.
          (a) Except as provided in Section 1.5, Section 2.5 and Section 6.1, any and all disputes among the parties to this Agreement (defined for purpose of this provision to include the signatory parties and their principals, agents and/or affiliates and/or successors and assigns) arising out of or in connection with the negotiation, execution, interpretation, performance or nonperformance of this Agreement and the transaction contemplated herein, and any and all other disputes among these parties, including any dispute as to the enforceability of this dispute resolution provision and any dispute as to arbitrability or jurisdiction of the arbitrator, shall be solely and finally settled by arbitration, which shall be conducted in the metropolitan area of Dallas, Texas. Each party waives any right it may have under law to trial by jury with regard to any dispute it may have against the other. Each party waives any right it may have under law against the other to recover Punitive Damages. Each party waives any right it may have under law to recover any attorneys’ fees from the other. If the amount in controversy is less than $5,000,000, then a single arbitrator shall be selected by the parties. If the amount in controversy is $5,000,000 or more, then a panel of three arbitrators shall be selected by the parties. Each arbitrator shall be a lawyer familiar with business transactions of the type contemplated in this Agreement who shall not have been previously employed or affiliated with any of the parties hereto. If the parties fail to agree on the selection of the arbitrator or arbitrators within ten (10) days of the date one of them invokes this arbitration provision, either party may apply to the American Arbitration Association to make the appointment of the arbitrator(s), which shall endeavor to appoint an arbitrator or arbitrators in number and with the qualifications set forth in the preceding sentences. The selection and appointment of an arbitrator or arbitrators by the American Arbitration Association shall be a matter within its sole discretion, and its decision with respect to the qualification and selection of an arbitrator or arbitrators (including its decision as to the requisite number of arbitrators required by this Agreement) shall be final and not subject to judicial review.
          (b) Except as limited by this Agreement, the arbitrator(s) shall have the right to award any relief which the arbitrator(s) deems proper in the circumstances, including without limitation, money damages, interest on unpaid amounts from the date due, specific performance, injunctive relief, and costs; provided, however, that the arbitrator(s) shall not have the authority or right to award Punitive Damages against any party, same having been forever waived and relinquished by these parties, and the arbitrator(s) shall not award attorneys’ fees to either party as an element of relief except and unless otherwise provided for elsewhere in this Agreement or in another agreement signed by these parties. The parties agree to be bound by the provisions of any prescription or limitation on the period of time within which claims must be brought under applicable law or this Agreement, whichever expires earlier. The parties further agree that, in connection with any such arbitration proceeding, each must submit or file any claim which arises out of the same transaction or occurrence that is the subject matter of the opposing party’s claim and does not require for its adjudication the presence of third parties over whom the arbitrator(s) cannot acquire jurisdiction, and any such counterclaim (or reconventional demand) which is not submitted or filed shall be forever barred. The parties hereby renounce all recourse to litigation and agree that the award of the arbitrator (or arbitrators) shall be final and subject to no judicial review. The arbitrator(s) shall conduct the proceedings pursuant to the Commercial Arbitration Rules of the American Arbitration Association, as now or hereafter amended. The arbitrator(s) shall decide the issues submitted (i) in accordance with the provisions and commercial purposes of this Agreement, and (ii) with all substantive questions of law determined under the laws of the State of Louisiana (without regard to its principles of conflicts of laws). The arbitrator(s) shall promptly hear and determine (after giving the parties due notice and reasonable opportunity to be heard) the issues submitted and shall render a decision in writing within sixty (60) days after the appointment of the arbitrator(s), or within such shorter or longer period as the arbitrator(s) deems appropriate, it being the parties’ intent that all disputes be resolved as quickly as feasible under the circumstances, but that the arbitrator(s) shall be the final authority as to the time within which any arbitration proceeding once invoked must be finally completed.
          (c) Judgment on the award of the arbitrator(s) may be entered in any court of competent jurisdiction over the party against which enforcement is sought and the parties hereby irrevocably consent to the jurisdiction of any such court for the purpose of enforcing any such award. The arbitrator(s) shall divide all costs (other than fees and expenses of counsel) incurred in conducting the arbitration in the final award in accordance with what the arbitrator(s) deems just and equitable under the circumstances.
          (d) It is the intent of the parties that this arbitration provision be applied broadly to all disputes now existing or hereafter arising between them, in a manner consistent with the Federal Arbitration Act, 9 U.S.C. § 1, et seq.
     12.9 Headings. The headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof or affect in any way the meaning or interpretation of this Agreement.
     12.10 Negotiated Transaction. The provisions of this Agreement were negotiated by the parties hereto with the assistance of counsel, and this Agreement shall be deemed to have been drafted by all of the parties hereto.
     12.11 Schedules. The Schedules to this Agreement relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.
     12.12 Use of Number and Gender. Wherever used herein and unless the context shall otherwise provide, the singular number shall include the plural, the plural number shall include the singular; and the use of any gender or neuter pronoun shall include all genders and neuters.
     12.13 Jurisdiction and Venue. IF ANY PARTY HERETO SEEKS ENFORCEMENT OF THIS AGREEMENT IN A COURT, INCLUDING THE ARBITRATION PROVISIONS HEREOF, EACH PARTY HERETO CONSENTS TO THE EXCLUSIVE JURISDICTION OF EITHER THE FIRST JUDICIAL DISTRICT COURT IN AND FOR CADDO PARISH, LOUISIANA, OR THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF LOUISIANA, AND THEY EACH WAIVE ANY OBJECTION THERETO EXCEPT AS SET FORTH IN SECTION 12.8. THE PARTIES HERETO EACH FURTHER

CONSENT AND AGREE THAT THE VENUE OF ANY ACTION BROUGHT IN A COURT PURSUANT TO THIS SECTION 12.13 SHALL BE PROPER IN EITHER OF THE ABOVE NAMED COURTS AND THEY EACH WAIVE ANY OBJECTION THERETO.
     12.14 Access. From and after the Closing, Buyer shall afford to Seller and its accountants, attorneys, agents and other authorized representatives full access during normal business hours to all Records and other documents in the possession of Buyer, excluding attorney work-product that is or would be protected in litigation under the attorney-client privilege, relating to Seller and its business to the extent necessary or useful in evaluating claims and liabilities arising between the parties hereto under this Agreement, including, without limitation, claims and liabilities arising under Section 1.5, Section 6.1 and/or Section 8.2. Buyer shall also make available to such parties, upon reasonable notice during normal business hours, Buyer’s officers and employees having personal knowledge with respect to the Assets from and after the Closing.
     12.15 1031 Exchange. Seller and Buyer each reserve the right, at or prior to Closing, to assign its respective rights under this Agreement to a qualified intermediary to accomplish the transaction contemplated by this Agreement, in whole or in part, in a manner that will comply with the requirements of a like-kind exchange pursuant to Section 1031 of the Code. Seller and Buyer each hereby consent to the other’s assignment of its rights to a qualified intermediary for such purpose, and if such an assignment is made, agree to cooperate in connection therewith. Seller and Buyer acknowledge and agree that a whole or partial assignment of this Agreement to a qualified intermediary shall not release either party from any of its respective liabilities or obligations under this Agreement. Neither party represents to the other that any particular tax treatment will be given to either party as a result of any like-kind exchange. The party not participating in the like-kind exchange shall not be obligated to pay any additional costs or incur any additional obligations in its sale of the Assets if such costs are the result of the other party’s like-kind exchange, and the party participating in the like-kind exchange shall hold harmless and indemnify the other party from and against all claims, losses and liabilities, if any, resulting from such a like-kind exchange.
     12.16 Counterparts. This Agreement may be executed in counterparts, each of which will constitute an original, but all of which, when taken together, will constitute but one agreement. If the parties sign separate counterparts of this Agreement, then a signature page signed by one party and a signature page signed by another party may be placed together in a complete counterpart of this Agreement and such two signature pages, together with the remainder of such complete counterpart of this Agreement, will constitute one complete and fully-executed original of this Agreement. Executed copies hereof may be delivered by telecopier or electronic mail and upon receipt will be deemed originals and binding upon the parties hereto, regardless of whether originals are delivered thereafter.
REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

COUNTERPART SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT
Dated December 14, 2005,
By and among Redley Company, Burris Run Company and Red Clay Minerals, and
Petrohawk Energy Corporation
     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

“Buyer”:

PETROHAWK ENERGY CORPORATION
By:

Name:	Floyd C. Wilson
Title:	President and Chief Executive Officer

“Seller”:

REDLEY COMPANY, BURRIS RUN COMPANY; AND RED CLAY MINERALS

By:

Calisle S. Dean, Agent
Signature Page

PREAMBLE TO EXHIBITS AND SCHEDULES
     The following are the Exhibits and Schedules referred to in, and attached to, that certain Stock Purchase Agreement, dated as of December 14, 2005 (the “Agreement”), by and among Redley Company, a Delaware general partnership, Burris Run Company, a Delaware general partnership, and Red Clay Minerals, a Delaware general partnership (hereafter jointly referred to as “Seller”), and Petrohawk Energy Corporation, a Delaware corporation (“Buyer”).
     For purposes of these Exhibits and Schedules, the following shall apply:
•	Unless the context otherwise requires, all capitalized terms used in these Exhibits and Schedules shall have the meaning assigned in the Agreement.
•	No reference to or disclosure of any item or other matter in any of the Exhibits or Schedules shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Schedules. No disclosure in any Exhibit or Schedule relating to any possible breach or violation of any agreement, Law or regulations shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Exhibits and Schedules shall not be deemed to be an admission or acknowledgement by Seller that such information is material to or outside the ordinary course of the business of the Seller or required to be disclosed on the Exhibits and Schedules.